Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among:

Fathom Holdings Inc.,
a North Carolina corporation;

Fathom Merger Sub A, Inc.,
a Delaware corporation;

Fathom Merger Sub B, LLC,
a Delaware limited liability company;

E4:9 Holdings, Inc.,
a Delaware corporation;

The Stockholders Named Herein;

and

Paul S. Marsh, as Stockholder Representative

Dated as of April 13, 2021

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5.12	Leased Real Property	25
5.13	Taxes	26
5.14	Intellectual Property	30
5.15	Material Contracts	33
5.16	Personal Property Leases	36
5.17	Compliance with Laws	36
5.18	Environmental Matters	36
5.19	Employees, Employee Contracts and Benefits	37
5.20	Insurance	40
5.21	Permits and Licenses	40
5.22	Privacy	41
5.23	Accounts Receivable	41
5.24	Books and Records	41
5.25	Bank Accounts	42
5.26	Affiliate Transactions	42
5.27	Brokers and Intermediaries	42
5.28	Full Disclosure	42
5.29	No Other Representations and Warranties	43

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		43
6.1	Existence and Qualification	43
6.2	Authority	43
6.3	No Conflicts	44
6.4	Compliance with Laws	44
6.5	Litigation	44
6.6	Brokers and Intermediaries	44
6.7	Financial Statements	44
6.8	Parent Common Shares	45

ARTICLE 7 ADDITIONAL COVENANTS AND AGREEMENTS OF PARTIES		45
7.1	Approvals; Further Assurances	45
7.2	Access and Investigation	46
7.3	Non-Competition, Non-Solicitation and Confidentiality	46
7.4	Post-Closing Tax Matters	48
7.5	Reserved	50
7.6	Reserved	50
7.7	Release	50
7.8	Consent to Transfer of Capital Stock; Waiver of Transfer Restrictions	51
7.9	Conduct of Business	51
7.10	Exclusivity	52
7.11	Client Consents	52
7.12	Financial Statements	52

ARTICLE 8 CLOSING CONDITIONS		53
8.1	Conditions to Each Party’s Obligations under this Agreement	53
8.2	Conditions to the Obligations of Parent under this Agreement	53
8.3	Conditions to the Obligations of the Stockholders and the Company under this Agreement	54

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ARTICLE 9 TERMINATION		54
9.1	Termination	54
9.2	Effect of Termination	55

ARTICLE 10 Indemnification		55
10.1	Survival of Representations and Warranties	55
10.2	Indemnification	56
10.3	Indemnification Procedures	57
10.4	Limitations on Indemnification for Breaches of Representations and Warranties	59
10.5	Merger Consideration Adjustments	59
10.6	Payment of Claims; Setoff of Holdback; Clawback of Merger Shares	60

ARTICLE 11 MISCELLANEOUS		60
11.1	Notices	60
11.2	Binding Effect; Assignment	61
11.3	Complete Agreement	61
11.4	Modifications and Waivers	61
11.5	Counterparts	61
11.6	Right to Set-Off	61
11.7	Severability	61
11.8	Governing Law; Consent to Jurisdiction, Waiver of Jury Trial	62
11.9	Specific Performance	62
11.10	Public Announcements	62
11.11	Appointment and Authorization of the Stockholder Representative	62

ANNEX A	Defined Terms
ANNEX B	Schedule of Stockholders and Company Shares
ANNEX C	Notice Addresses
ANNEX D	Sample Net Working Capital Calculation
ANNEX E	Restricted Territory

EXHIBIT A	First Certificate of Merger
EXHIBIT B	Second Certificate of Merger
EXHIBIT C	Intentionally Omitted
EXHIBIT D	Form of Letter of Transmittal
EXHIBIT E	Form of Dagley Employment Agreement
EXHIBIT F	Form of Marsh Employment Agreement
EXHIBIT G	Form of Smith Employment Agreement
EXHIBIT H	Form of Lock-up Agreement
EXHIBIT I	Form of Employee Confidentiality,Invention Assignment and Non-Solicitation Agreement
EXHIBIT J	Form of Accredited Investor Questionnaire

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made effective as of April 13, 2021, by and among Fathom Holdings Inc., a North Carolina corporation (“Parent”); Fathom Merger Sub A, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”); Fathom Merger Sub B, LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II” and together with Merger Sub I, “Merger Subs”); E4:9 Holdings, Inc., a Delaware corporation (the “Company”); the stockholders of the Company set forth on Annex B and parties hereto (each a “Stockholder” and, collectively, the “Stockholders”), and Paul S. Marsh, an individual, in the capacity as Stockholder Representative hereunder. Parent, the Merger Subs, the Company, the Stockholders, and the Stockholder Representative are sometimes individually referred to herein as a “Party” or collectively referred to herein as the “Parties.”

W I T N E S S E T H:

WHEREAS, subject to the terms and conditions set forth herein, the Company, Parent and Merger Sub I intend to effect a merger of Merger Sub I with and into the Company pursuant to which the Company would become a wholly owned subsidiary of Parent (the “First Merger”) in accordance with this Agreement, the Delaware General Corporation Law (the “DGCL”), and as part of the same overall transaction, the Company would then merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), on the terms and conditions set forth in this Agreement and in accordance with the DGCL and the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, the board of directors of the Company, the board of directors of Merger Sub I and the sole member of Merger Sub II have each approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, in accordance with the DGCL and the DLLCA and upon the terms and subject to the conditions set forth herein;

WHEREAS, the Stockholders executing this Agreement own all of the issued and outstanding capital stock of the Company consisting of shares of common stock of the Company (the “Company Shares”) as set forth on Annex B attached hereto, and such Company Shares represent all of the issued and outstanding Equity Securities of the Company;

WHEREAS, it is intended that for United States federal income tax purposes (i) the Mergers will qualify as a “reorganization” within the meaning of section 368(a) of the Code, (ii) this Agreement will constitute a plan of reorganization within the meaning of Regulations Sections 1.368-2(g) and 1.368-3, which plan of reorganization the parties adopt by executing this Agreement, and (iii) Parent, Merger Sub I and the Company will each be a “party to the reorganization” under section 368(b) of the Code; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Mergers, in each case as set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, the Merger Subs, the Company, the Stockholders and the Stockholder Representative hereby agree as follows:

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ARTICLE 1
CERTAIN DEFINITIONS

1.1           Certain Definitions. Unless the context otherwise requires, capitalized terms used in this Agreement will have the meanings set forth herein or in Annex A attached hereto, which is incorporated herein and made a part hereof.

1.2          Interpretation; Drafting. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Schedules, Annexes and Exhibits attached to this Agreement are for convenience only and will not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender or the singular or plural form of words herein will not limit any provision of this Agreement. The use of the terms “including” or “include” will in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Reference to the Company’s business shall, unless context provides otherwise, include the business of each Subsidiary and the references to the Company’s assets shall include its ownership interest in each Subsidiary. Reference to any Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of this Agreement. Reference to a Person in a particular capacity excludes such Person in any other capacity or individually. Reference to any specific Governmental Entity or specific statutory or regulatory provisions shall include any successor Governmental Entity or successor statute or regulation, as the case may be. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Underscored references to Articles, Sections, paragraphs, clauses, Schedules, Annexes or Exhibits will refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import will refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Schedule, Annex or Exhibit to, this Agreement. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event any ambiguity or question of intent or interpretation arises, this Agreement will be construed as jointly drafted by the Parties hereto and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2
THE MERGERS AND EFFECT OF THE MERGERS

2.1           The Mergers. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub I will be merged with and into the Company, the separate corporate existence of Merger Sub I will thereupon cease, and the Company will continue as the surviving company and a wholly owned Subsidiary of Parent. The Company after the First Merger is sometimes referred to herein as the “First-Step Surviving Corporation”. At the Second Effective Time, the First-Step Surviving Corporation shall merge with and into Merger Sub II in accordance with the DGCL and the DLLCA, whereupon the separate corporate existence of the First-Step Surviving Corporation shall cease, and Merger Sub II shall be the surviving company, shall be disregarded as an entity separate from Parent for U.S. federal income Tax purposes, and shall continue to be governed by the laws of the State of Delaware and the DLLCA. The surviving company after the Second Merger is sometimes referred to hereinafter as the “Surviving Company.”

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2.2           Closing. The closing of the Transactions (the “Closing”) will take place via the electronic transmittal of executed documents within five (5) Business Days following the satisfaction or waiver of the conditions set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), or at such other time and date Parent and the Stockholder Representative may mutually agree in writing or such exchange actually occurs (the “Closing Date”).

2.3           Effective Time.

(a)            Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, Parent shall file with the Secretary of State of the State of Delaware a certificate of merger in substantially the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the DGCL (the “First Certificate of Merger”). The First Merger will become effective upon the filing of the First Certificate of Merger and acceptance thereof by the Secretary of State of the State of Delaware, or at such later time as is agreed to by the Parties and specified in the First Certificate of Merger (the time at which the First Merger becomes effective is herein referred to as the “Effective Time”). At the Effective Time, the effect of the First Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all rights and property of Merger Sub I and the Company shall vest in the First-Step Surviving Corporation, and all debts and liabilities of Merger Sub I and the Company shall become debts and liabilities of the First-Step Surviving Corporation.

(b)            Promptly after the Effective Time, Parent shall cause the Second Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger in substantially the form attached hereto as Exhibit B, executed in accordance with the relevant provisions of the DGCL and the DLLCA (the “Second Certificate of Merger”) (the time of the filing of such Second Certificate of Merger and acceptance thereof by the Secretary of State of the State of Delaware with respect to the Second Merger, or the time of effectiveness thereof that is specified therein, if different, shall be referred to herein as the “Second Effective Time”). At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all rights and property of Merger Sub II and the First-Step Surviving Corporation shall vest in the Surviving Company, and all debts and liabilities of Merger Sub II and the First-Step Surviving Corporation shall become debts and liabilities of the Surviving Company.

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2.4           Organizational Documents.

(a)            First-Step Surviving Corporation.

(i)           Certificate of Incorporation. The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the First-Step Surviving Corporation at the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such certificate of incorporation.

(ii)          Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the First-Step Surviving Corporation at the Effective Time, until thereafter amended in accordance with the DGCL and as provided in such bylaws.

(b)            Surviving Company.

(i)          Certificate of Formation. The certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the certificate of formation of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLCA and as provided in such certificate of formation; provided, however, that at the Second Effective Time, the certificate of formation of the Surviving Company shall be amended to change the name of the Surviving Company to “E4:9 Holdings LLC.”

(ii)           Limited Liability Company Agreement. The limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Company at the Second Effective Time, until thereafter amended in accordance with the DLLCA and as provided in such limited liability company.

2.5           Management of the Surviving Companies.

(a)            First-Step Surviving Corporation.

(i)             Board of Directors. The directors of Merger Sub I immediately prior to the Effective Time will be the directors of the First-Step Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected and qualified or their earlier death, resignation or removal in accordance with the Organizational Documents of the First-Step Surviving Corporation.

(ii)         Officers. The officers of Merger Sub I immediately prior to the Effective Time will be the officers of the First-Step Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the Organizational Documents of the First-Step Surviving Corporation.

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(b)            Surviving Company.

(i)            Managing Member. Parent shall be the sole managing member (as defined in the limited liability company agreement of the Surviving Company) of the Surviving Company.

(ii)         Officers. The officers of Merger Sub II immediately prior to the Second Effective Time shall be the officers of the Surviving Company immediately after the Second Effective Time, each to hold office in accordance with the provisions of the limited liability company agreement of the Surviving Company.

2.6           Effect of the Mergers on Capital Stock and Equity Interests of the Merger Subs. At the Effective Time, by virtue of the Mergers and without any action to be taken on the part of any Stockholder holding Company Shares, any shares of capital stock of Merger Sub I or any equity interests of Merger Sub II, or on the part of the Company, Parent, Merger Sub I, Merger Sub II, or any other Person, the following shall occur:

(a)           Capital Stock of Merger Sub I. Each share of capital stock of Merger Sub I issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued and fully paid Company Share of the First-Step Surviving Corporation and collectively will constitute the only outstanding shares of capital stock of the First-Step Surviving Corporation.

(b)            Limited Liability Company Interests of Merger Sub II. All Company Shares of the First-Step Surviving Corporation issued and outstanding immediately prior to the Second Effective Time will be converted into and become a one hundred percent (100%) limited liability company interest of Merger Sub II and collectively will constitute the only outstanding limited liability company interests of the Surviving Company.

(c)             Cancellation of Capital Stock held by the Company. Any Company Shares that are owned by the Company and held as treasury shares immediately prior to the Effective Time will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor.

(d)            Conversion of Capital Stock. All of the Company Shares issued and outstanding immediately prior to the Effective Time (other than (i) any Company Shares to be cancelled and retired in accordance with Section 2.6(c) and (ii) any Dissenting Shares) shall cease to be outstanding and shall be converted and exchanged for, at the Effective Time, the right to receive from Parent, in accordance with this Agreement and the Closing Payment Schedule, the Merger Consideration. The allocation of the Merger Consideration among the holders of Company Shares will be determined pursuant to the Closing Payment Schedule. The Closing Payment Schedule calculates the portions of the Merger Consideration payable in respect of the Company Shares consistent with the Company’s Organizational Documents.

(e)             Rights Cease to Exist. As of the Effective Time, all of the Company Shares will no longer be outstanding, will automatically be canceled and will cease to exist and each Stockholder will cease to have any rights with respect thereto, except the rights set forth in this Section 2.6.

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2.7           Dissenting Shares.

(a)            Company Shares held as of the Effective Time by a Stockholder who has not voted or delivered a written consent with respect to any Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the DGCL and not effectively withdrawn or forfeited prior to the Effective Time (“Dissenting Shares” and each holder of such Dissenting Shares, a “Dissenting Stockholder”) shall not be converted into or represent the right to receive a portion of the Merger Consideration but shall instead be converted into the right to receive from the Surviving Corporation the appraised value of such Dissenting Shares as determined in accordance with Section 262 of the DGCL. Beginning at the Effective Time, Dissenting Shares will no longer be outstanding and will automatically be canceled and extinguished and will cease to exist, and except as otherwise provided by Law, each holder of Dissenting Shares will cease to have any rights with respect thereto other than the rights granted pursuant to Section 262 of the DGCL. If a Dissenting Stockholder fails to perfect, forfeits, withdraws or otherwise loses the right to appraisal of Dissenting Shares in accordance with the DGCL, then, (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall automatically be cancelled, extinguished and converted, as of the Effective Time, into and represent the right to receive such portion of the Merger Consideration payable in respect of such Company Shares pursuant to Section 2.8, and (ii) Parent or the Surviving Corporation shall deliver or cause to be delivered to such Stockholder the portion of the Merger Consideration to which such holder is entitled pursuant to Section 2.8.

(b)           The Company shall give Parent (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except as required by Law or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to any demands for appraisal of any Company Shares, offer to settle or settle any such demands or waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with DGCL.

2.8          Merger Consideration. The aggregate consideration payable by Parent in respect of the Company Shares will be a mixture of cash and Parent Common Stock (the value of which is calculated as set forth in the definition of Merger Shares).

(a)            Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Parent shall pay, and the Stockholders shall be entitled to receive, an amount equal to (without duplication):

(i)            Ten Million Dollars ($10,000,000) in immediately available funds (the “Closing Cash Base Amount”);

(ii)           plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital;

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(iii)          less the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital;

(iv)           less the amount of Estimated Company Indebtedness (other than the PPP Loan);

(v)           less the amount to be escrowed with respect to the PPP Loan pursuant to the PPP Escrow Agreement (the “PPP Loan Amount”);

(vi)           less the amount of Estimated Company Transaction Expenses;

(vii)          less One Million Dollars ($1,000,000) (the “Holdback”);

(viii)         plus the Merger Shares.

The aggregate amount of items (ii) – (vii) above is referred to herein as the “Closing Cash Adjustment”, and such amount, together with the amount of the Closing Cash Base Amount, is referred to herein as the “Initial Closing Cash Consideration.” The Initial Closing Cash Consideration will be subject to further adjustment after the Closing pursuant to Section 2.11 and Section 10.5. For the avoidance of doubt, the aggregate Closing Cash Adjustment may be a positive or a negative number. The amount of the Initial Closing Cash Consideration plus the amount of the Holdback received after the Closing plus the Merger Shares is referred to herein as the “Merger Consideration.”

The Parties agree that the Merger Shares determined to be paid to the Stockholders as provided for in the definition of Merger Shares in Annex A were reduced by agreement of the Parties in an amount equal to $350,000 (the “Bonus Shares Amount”), and the Parties agree that Parent shall provide an additional amount equal to $250,000 (collectively with the Bonus Shares Amount, the “Total Bonus Shares Amount”), for the purpose of allocating and issuing a number of shares of Parent Common Stock equal to the Total Bonus Shares Amount (at the fair market value as determined by Parent’s Board of Directors pursuant to the Parent Stock Plan) (the “Bonus Shares”) by Parent to certain employees of the Company Subsidiaries, as directed by the Stockholder Representative and set forth in the Closing Payment Schedule. The Bonus Shares will be issued pursuant to Parent’s form of Restricted Stock Award Agreement and will vest on the twelve (12)-month anniversary of the Closing Date.

(b)            No less than three (3), but no more than ten (10), Business Days prior to the Closing, the Company will deliver to Parent the Closing Payment Schedule, which will include, among other things, a statement (the “Estimated Closing Statement”) containing (i) an estimated balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date, (ii) the Estimated Net Working Capital, Estimated Company Indebtedness (other than the PPP Loan), the PPP Loan Amount and Estimated Company Transaction Expenses, and (iii) a calculation of the Initial Closing Cash Consideration calculated with reference thereto. The Estimated Closing Statement and the calculations and determinations related thereto will be prepared in good faith from the Company’s books and records and calculated in accordance with the Accounting Principles.

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(c)            At the Effective Time, Parent will pay in full in cash, on behalf of the Company, all of the Estimated Company Indebtedness in accordance with the Closing Payment Schedule to the holders of such Estimated Company Indebtedness (other than the PPP Loan) as listed on the Closing Payment Schedule by wire transfer of immediately available funds in accordance with the wire transfer instructions included in the Closing Payment Schedule. In addition, Parent will deposit the PPP Loan Amount in the PPP Escrow on behalf of the Company pursuant to the terms and conditions of the PPP Escrow Agreement.

(d)           At the Effective Time, Parent will pay in full in cash, on behalf of the Company and the Stockholders, all of the Estimated Company Transaction Expenses listed on the Closing Payment Schedule to the applicable service providers (or other recipient) by wire transfer of immediately available funds in accordance with the wire transfer instructions included in the Closing Payment Schedule.

(e)             For the avoidance of doubt, the PPP Loan is not to be considered Company Indebtedness for the purposes of calculating the Merger Consideration and is not intended to be paid by the Company at Closing. Upon the grant of forgiveness of the PPP Loan by the U.S. Small Business Administration and the termination of the PPP Escrow, the funds being held in the PPP Escrow will be delivered to the Stockholder Representative in accordance with the terms and condition of the PPP Escrow Agreement for distribution to the Stockholders in accordance with their respective Pro Rata Shares. In the event that the PPP Loan is not forgiven by the U.S. Small Business Administration, then the PPP Escrow will be utilized to satisfy such PPP Loan in accordance with the terms and conditions of the PPP Escrow Agreement. For the avoidance of doubt, Parent will have no liability to the Stockholders with respect to the PPP Loan Amount following the deposit of such amount in the PPP Escrow in accordance with the terms of this Agreement and the PPP Escrow Agreement.

2.9           Exchange of Certificates; Letters of Transmittal.

(a)            As a condition to each Stockholder’s receipt of a portion of the Merger Consideration, each Stockholder shall deliver to Parent an executed Letter of Transmittal. As an additional condition to each Key Stockholder’s receipt of a portion of the Merger Consideration, each Key Stockholder shall deliver to Parent an executed Lock-up Agreement. Upon receipt by Parent of the items set forth in the immediately preceding sentences (but in no event earlier than the Effective Time), the holder of each Company Share will be entitled to receive from Parent in exchange therefor the portion of the Merger Consideration payable at the Effective Time and represented by such Company Shares as set forth in Sections 2.6 and 2.8, and the Company Shares will forthwith be cancelled. No interest will be paid or accrued on any portion of the Merger Consideration payable to the Stockholders.

(b)            In conjunction with the delivery of the Letter of Transmittal, each Stockholder must complete an accredited investor questionnaire in the form set forth on Exhibit I (the “Accredited Investor Questionnaire”). Each Stockholder must certify that he or it is either an Accredited Investor, in which case the Stockholder must indicate how it qualifies as an Accredited Investor, or not an Accredited Investor. If a Stockholder is not an Accredited Investor, Parent reserves the right to, and shall be entitled to, pay all of such Stockholder’s portion of the Merger Consideration in cash, in which case the Closing Payment Schedule shall be adjusted accordingly to allocate the remaining Merger Shares and Final Closing Cash Consideration among the Accredited Investors.

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(c)          To the extent that (i) any non-Key Stockholder fails to deliver, at or prior to Closing, an executed Letter of Transmittal and an Accredited Investor Questionnaire, or (ii) any Key Stockholder fails to deliver, at or prior to Closing, an executed Letter of Transmittal, an Accredited Investor Questionnaire, and an executed Lock-up Agreement, then, until surrendered to Parent by such Stockholder, any such Company Shares held by such Stockholder will be deemed from and after the Effective Time, for all corporate purposes, to represent only the right to receive, upon surrender, the portion of the Merger Consideration payable with respect to such shares as set forth in Section 2.6 subject to the contingencies specified herein.

(d)            The provisions of this Section 2.9 also apply to Dissenting Shares that lose their status as Dissenting Shares, and the holder of such shares is entitled to receive in exchange for such Dissenting Shares a portion of the Merger Consideration as provided for herein from Parent.

(e)          The applicable portion of the Merger Consideration paid or payable in respect of the surrender of the Company Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. If, after the Effective Time, certificates evidencing any Company Shares (“Company Share Certificates”) (or any other evidence of ownership of Company Shares) are presented to Parent for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

(f)            Notwithstanding any other provision of this Agreement, no fractional Merger Shares shall be issued in exchange for any Company Shares and no holder of any of the foregoing shall be entitled to receive a fractional Merger Share. In the event that any holder of Company Shares would otherwise be entitled to receive a fractional Merger Share (after aggregating all whole and fractional Merger Shares issuable to such holder), then such holder shall receive a number of Merger Shares rounded up to the nearest whole Merger Share. The Parties acknowledge that rounding up the number of Merger Shares in lieu of issuing fractional Merger Shares was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional Merger Shares.

(g)            In addition to the foregoing, certain employees of the Company Subsidiaries (as determined by the Stockholder Representative) shall be entitled to receive Bonus Shares equal to a portion of the Total Bonus Shares Amount as reflected on the Closing Payment Schedule, subject to each such employee executing and delivering a Restricted Stock Award Agreement within five (5) Business Days after the Closing Date. If any Bonus Shares in an amount up to the Bonus Shares Amount do not vest and are forfeited by the employee receiving such shares after the Closing pursuant to the terms of a Restricted Stock Award Agreement (the “Forfeited Shares”), then shares of Parent Common Stock equal to the number of such Forfeited Shares (the “Additional Shares”) promptly shall be issued to the Stockholders in accordance with their respective Pro Rata Shares. Any Additional Shares that are issued pursuant to this Section 2.9(g) shall be treated as an adjustment to the Merger Consideration, except to the extent that applicable Tax Law does not permit such treatment, and the Parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law after the Closing Date or a Final Determination.

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2.10        Withholding. Parent, Merger Subs and the Company, as applicable, will be entitled to deduct and withhold from the amounts payable pursuant to this Agreement to any Person, and to pay over to the applicable Governmental Entity (or other applicable Person) such amounts as Parent, Merger Subs and the Company, as applicable, are required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax law or under any other applicable Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. To the extent that Parent is required to deduct and withhold any amounts in connection with any payments of Merger Shares or Bonus Shares, Parent shall, at its discretion, (a) be entitled to retain a portion of the Merger Shares or Bonus Shares, as applicable, equal in value to such required deduction or (b) offset the amounts required to be deducted and withheld against cash payments required to be made by Parent to the recipient of the Merger Shares or Bonus Shares, as applicable.

2.11        Working Capital Adjustment.

(a)          Within sixty (60) days following the Closing Date, Parent shall cause to be prepared and delivered to the Stockholder Representative a statement (the “Closing Statement”) containing (i) the actual balance sheet of the Company as of 11:59 p.m. on the day immediately prior to the Closing Date, (ii) the actual amounts of Net Working Capital, Company Indebtedness (other than the PPP Loan), the PPP Loan Amount and Company Transaction Expenses as of such time, and (iii) a calculation of the Final Closing Cash Consideration. The Closing Statement and the calculations and determinations related thereto will be prepared in good faith from Parent’s books and records of the Company and calculated in accordance with the Accounting Principles.

(b)            If the Stockholder Representative disagrees with any aspect of the Closing Statement, the Stockholder Representative may, within thirty (30) days after receipt of the Closing Statement, deliver to Parent a written notice setting forth in reasonable detail any dispute that the Stockholder Representative has with respect to the Closing Statement and the basis for such dispute (a “Closing Date Dispute”). If the Stockholder Representative does not so notify Parent of a dispute with respect to the Closing Statement within such thirty (30) day period, such Closing Statement will be final, conclusive and binding on the Parties. In the event of any notification of a dispute, Parent and the Stockholder Representative will negotiate in good faith to resolve such dispute.

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(c)            If Parent and the Stockholder Representative, notwithstanding such good faith effort, fail to resolve such dispute within fifteen (15) days after the Stockholder Representative notifies Parent of his objections (the “Good Faith Dispute Resolution Period”), then Parent and the Stockholder Representative jointly will engage a nationally or regionally recognized arbitration firm that is not presently providing and has not provided either party or any of their Affiliates with services in the last two (2) years as mutually agreed upon by Parent and the Stockholder Representative (the “Arbitration Firm”) to resolve such dispute. Within fifteen (15) days of the end of the Good Faith Dispute Resolution Period, Parent and the Stockholder Representative will prepare and submit presentations to the Arbitration Firm (the “Dispute Presentations”). Parent and the Stockholder Representative will cause the Arbitration Firm to promptly resolve only those items remaining in dispute between the Parties in accordance with the provisions of this ARTICLE 2 within the range of the difference between Parent’s position with respect thereto and the Stockholder Representative’s position with respect thereto based solely upon the information set forth in the Dispute Presentations. Parent and the Stockholder Representative will cause the Arbitration Firm to resolve such disputes within sixty (60) days of the Dispute Presentation. The costs of any fees and expenses of the Arbitration Firm and of any enforcement of the determination thereof, will be borne by the Parties in inverse proportion as they may prevail on the matters resolved by the Arbitration Firm, which proportionate allocation will be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and will be determined by the Arbitration Firm at the time the determination of such firm is rendered on the merits of the matters submitted. All determinations made by the Arbitration Firm will be final, conclusive and binding on the Parties.

(d)            If the Final Closing Cash Consideration (as finally determined pursuant to Section 2.11(b) or Section 2.11(c)) is less than the Initial Closing Cash Consideration (the amount of such deficiency is referred to herein as the “Deficiency”), then an amount in cash equal to such Deficiency will be payable to Parent by (i) first, a release to Parent from the Holdback, and (ii) the remaining amount, if any, shall be paid by the Stockholders to Parent, severally but not jointly. Such amounts shall be paid by the Stockholders no later than ten (10) Business Days following the date on which the Final Closing Cash Consideration is finally determined pursuant to Section 2.11(b) or Section 2.11(c).

(e)            If the Final Closing Cash Consideration (as finally determined pursuant to Section 2.11(b) or Section 2.11(c)) is greater than the Initial Closing Cash Consideration, then Parent shall pay or cause to be paid to the Stockholders an aggregate amount in cash equal to such excess. Such amounts shall be paid by Parent no later than ten (10) Business Days following the date on which the Final Closing Cash Consideration is finally determined pursuant to Section 2.11(b) or Section 2.11(c).

(f)              Any payments to the Stockholders under this Section 2.11 will be allocated to the Stockholders in accordance with their respective Pro Rata Share and will be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions delivered to Parent by the Stockholder Representative.

(g)            Any adjustments made pursuant to this Section 2.11 shall be treated as an adjustment to the Merger Consideration, except to the extent that applicable Tax Law does not permit such treatment, and the Parties agree to file their Tax Returns accordingly, except as otherwise required by a change in applicable Law after the Closing Date or a Final Determination.

(h)            For purposes of complying with the terms set forth in this Section 2.11, each Party shall reasonably cooperate with and make available to the other Party and its respective accountants and other representatives all information, records, data and working papers, and shall permit access to its records, facilities and personnel, as may be reasonably requested in connection with this Section 2.11, including the resolution of any Closing Date Dispute. All information provided or obtained in connection with any adjustments to the Merger Consideration is subject to the confidentiality provisions set forth in ARTICLE 7 hereof.

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2.12        Holdback.

(a)            Subject to the terms and conditions of this Agreement, Parent shall initially hold back from the payments made to each Stockholder such Stockholder’s Pro Rata Portion of the Holdback.

(b)            Any claims under this Agreement (including pursuant to Section 2.11 or ARTICLE 10) that are to be satisfied from the Holdback Amount will be satisfied according to the methodology described in this paragraph. Any claim made against the Holdback Amount (and such claim is finally determined pursuant to Section 2.11 and Section 10.3(e) of this Agreement) will be satisfied by reducing the Holdback by the amount of such finally-determined claim, and such reduced portion of the Holdback will no longer be subject to payment to the Stockholders.

(c)           On the second (2nd) Business Day following the last day of the Holdback Period (the “Release Date”), Parent shall pay and distribute to each Stockholder such Stockholder’s Pro Rata Share of the Holdback (which for the avoidance of doubt shall represent the initial amount of the Holdback less such amount of the Holdback, if any, that is no longer subject to payment pursuant to Section 2.12(b) of this Agreement) in accordance with payment instructions delivered by the Stockholder Representative in writing.

(d)            Notwithstanding the foregoing provisions of this Section 2.12, if, on the Release Date, there are any outstanding claims of any Parent Indemnified Party that were submitted within the Holdback Period but that have not yet been resolved or satisfied as of the Release Date, Parent shall be entitled to continue to hold, and refrain from paying such amount of the Holdback that would satisfy such claimed Losses until such claim has been resolved or satisfied pursuant to ARTICLE 10. On the second (2nd) Business Day following the date that any such claims referred to in immediately preceding sentence become resolved or satisfied pursuant to ARTICLE 10, any amount of the Holdback that was not released on the Release Date as a result of the first sentence of this paragraph (less any portion of the Holdback (if any) that ceases to be Holdback in order to satisfy any Losses for such claims) shall be paid and distributed to the Stockholders in accordance with their respective Pro Rata Shares and in accordance with payment instructions delivered by the Stockholder Representative in writing. For the avoidance of doubt, the Holdback shall not accrue interest.

2.13        Income Tax Treatment. The Mergers are intended to be treated as integrated steps in a single transaction and together qualify as a “reorganization” within the meaning of section 368(a)(1) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Regulations Sections 1.368-2(g) and 1.368-3. Each Party hereto shall cause all income Tax Returns relating to the Mergers to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of section 368(a)(1)(A) of the Code (including filing the statement required by Regulations Section 1.368-3), unless otherwise required by a Final Determination. None of the Parties will take any action (or allow any action to be taken), or fail to take any action, that would reasonably be expected to disqualify the transactions contemplated by this Agreement as a tax-free reorganization pursuant to and within the meaning of section 368 of the Code; provided, however, that in no event will Parent be restricted in seeking indemnification in accordance with Section 10.6 through the redemption and cancellation of Merger Shares held by the Stockholders or in the Stockholders’ names. Notwithstanding any provision of this Agreement, the allocation of Merger Consideration as among cash and Merger Shares allocable to the Stockholders may be adjusted, as mutually agreed upon by Parent and the Stockholder Representative before the Effective Time, by decreasing the cash portion and correspondingly increasing the portion of Merger Consideration paid in Merger Shares, if and to the extent necessary to assure that the Stockholders receive sufficient Merger Shares such that the amount of Merger Shares is not less than the minimum amount of Merger Shares necessary to satisfy the requirements for qualification as a reorganization under section 368(a)(1)(A) of the Code.

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ARTICLE 3
CLOSING DELIVERIES; POST-CLOSING DELIVERIES

3.1           Closing Deliveries of the Company and the Stockholders. At the Closing, the Company and the Stockholders shall deliver, or cause to be delivered, to Parent the following:

(a)           a certificate, dated as of the Closing Date, signed by the Secretary of the Company and in form and substance reasonably satisfactory to Parent, certifying (i) the names of the Company’s officers authorized to sign this Agreement and the other documents, instruments or certificates delivered pursuant to this Agreement by the Company, together with true specimen signatures of such officers; (ii) that the copies of the certificate of incorporation and bylaws, each as amended to date, of the Company attached thereto are true, correct and complete; and (iii) that the copies of the resolutions (or written consents, in lieu thereof) of the board of directors and Stockholders of the Company attached thereto evidencing the approval of this Agreement and the other matters contemplated hereby and thereby were duly adopted and are in full force and effect (the “Company Resolutions”);

(b)             a certificate signed by each Stockholder and an authorized representative of Company, each in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied;

(c)              the Company’s books and records;

(d)              a Letter of Transmittal duly executed by each Stockholder;

(e)            payoff letters or final invoices in a form reasonably satisfactory to Parent from each of the parties to which any of the Company Indebtedness (other than the PPP Loan) or to which any Company Transaction Expenses are payable by the Company, as set forth in the Closing Payment Schedule and Estimated Closing Statement;

(f)             a written resignation to be effective as of the Effective Time from each of the officers and directors of the Company set forth on Section 3.1(f) of the Company Disclosure Schedule;

(g)             a certificate, together with other evidence of payoff as Parent may reasonably require, signed by an authorized representative of Company and each of the Stockholders that any and all loans made by the Company to any employee of the Company have been repaid in full;

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(h)           a Certificate of Good Standing of the Company dated within ten (10) Business Days of the Closing Date, certified by the Secretary of State of the State of Delaware;

(i)           a Certificate of Fact of each Company Subsidiary dated within ten (10) Business Days of the Closing Date, certified by the Secretary of State of the State of Texas;

(j)           a statement from the Company validly executed by a duly authorized officer of the Company that (A) the Company is not, and has not been at any time during the five (5) years preceding the date of such statement, a “United States real property holding corporation”, as defined in section 897(c)(2) of the Code, and (B) no interest in the Company is a “United States real property interest”, as defined in section 897(c)(1) of the Code, such statement conforming to the requirements of Regulations Section 1.1445-2(c)(3) and 1.897-2(h), and a notice of such statement to be delivered by Parent to the IRS on behalf of the Company in accordance with the provisions of Regulations Section 1.897-2(h)(2), each in a form reasonably acceptable to Parent;

(k)           duly executed IRS Form W-9 from each of the Stockholders;

(l)            employment agreements, substantially in the form attached hereto as (i) Exhibit E, duly executed by the Dagley Insurance Agency, LLC and Nathan E. Dagley, (ii) Exhibit F, duly executed by the Company and Paul S. Marsh, and (iii) Exhibit G, duly executed by Real Systems Sales Results, LP and James R. Smith;

(m)          employment agreements, in a form acceptable to Parent in its discretion, duly executed by the Company and any senior personnel of the Company designated by Parent;

(n)            a lock-up agreement, substantially in the form attached hereto as Exhibit H, duly executed by Parent and each Key Stockholder (each a “Lock-up Agreement”);

(o)             all third-party consents required to consummate the transaction, including, without limitation, a consent from Commercia Bank and the U.S. Small Business Administration, if applicable, in connection with the PPP Loan;

(p)            an escrow agreement in connection with the PPP Loan, duly executed by Commercia Bank, Real Systems Sales Results, LP, the Company, and the Stockholder Representative, as applicable (the “PPP Escrow Agreement”); and

(q)           such other documents, instruments, certificates, consents and other agreements as Parent may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

3.2         Closing Deliveries of Parent. Unless otherwise set forth below, at the Closing, Parent shall deliver, or cause to be delivered, to the Stockholders the following:

(a)             promptly following the Effective Time, payment of the Initial Closing Cash Consideration and Merger Shares in accordance with Section 2.9;

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(b)            a certificate, dated as of the date hereof, signed by the Secretary of Parent and in form and substance reasonably satisfactory to the Stockholder Representative, certifying (i) the names of Parent’s officers and the Merger Subs’ officers authorized to sign this Agreement and the other documents, instruments or certificates to be delivered pursuant to this Agreement by Parent, together with true specimen signatures of such officers; (ii) that the copies of the articles or certificate of incorporation and the bylaws of Parent and Merger Sub I and the certificate of formation and limited liability company agreement of Merger Sub II, each as amended to date, attached thereto are true, correct and complete; and (iii) that the copies of the resolutions (or written consents, in lieu thereof) of Parent and the Merger Subs attached thereto evidencing the approval of this Agreement and the other matters contemplated hereby and thereby were duly adopted and are in full force and effect;

(c)            a certificate signed by an authorized representative of Parent, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that each of the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied;

(d)            a Certificate of Existence of Parent dated within ten (10) Business Days of the Closing Date, certified by the Secretary of State of the State of North Carolina;

(e)             a Certificate of Good Standing of each of the Merger Subs dated within ten (10) Business Days of the Closing Date, certified by the Secretary of State of the State of Delaware;

(f)             an executed Lock-up Agreement duly executed by Parent and each Key Stockholder;

(g)            the PPP Loan Escrow Agreement duly executed by Parent; and

(h)            such other documents, instruments, certificates, consents and other agreements as the Company may reasonably require to effect the transactions contemplated by this Agreement to be consummated as of the Closing.

3.3           Post-Closing Deliveries.

(a)            Promptly and in any event within five (5) Business Days following the Closing Date, the Stockholder Representative shall deliver, or cause to be delivered, to Parent and the Company, an executed employee confidentiality, invention assignment and non-solicitation agreement, substantially in the form attached hereto as Exhibit I, duly executed by each employee and its respective Company or Company Subsidiary employer.

(b)            Promptly and in any event within five (5) Business Days following the Closing Date, Parent shall deliver, or cause to be delivered, to each recipient of Bonus Shares identified in the Closing Payment Schedule, a Restricted Stock Award Agreement for the applicable number of Bonus Shares to be issued to such recipient, which Restricted Stock Award Agreement must be executed promptly by each such recipient of Bonus Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder, severally but not jointly, with respect to himself, herself or itself only, hereby represents and warrants to Parent as of the date hereof and as of the Closing Date that:

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4.1           Authorization of Agreement. Such Stockholder has all requisite power, authority and legal capacity to execute and deliver this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed by such Stockholder in connection with the consummation of the transactions contemplated by this Agreement (the “Stockholder Documents”), and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each of the Stockholder Documents will be at or prior to the Closing, duly and validly executed and delivered by such Stockholder, and (assuming due authorization, execution and delivery by Parent) this Agreement constitutes, and each of the Stockholder Documents when so executed and delivered will constitute, legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2           Conflicts; Consent of Third Parties.

(a)            None of the execution and delivery by such Stockholder of this Agreement or the Stockholder Documents, the consummation by such Stockholder of the transactions contemplated hereby or thereby, or compliance by such Stockholder with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) any Contract to which any Stockholder is a party or by which any of the properties or assets of such Stockholder are bound; (ii) any order of any Governmental Entity by which any of the properties or assets of such Stockholder are bound; or (iii) any applicable Law.

(b)           Except for the execution and delivery of the Company Resolutions to Parent, no consent, waiver, approval, order, permit or authorization of, or declaration or filing with, or notification to, any person is required on the part of such Stockholder in connection with the execution and delivery of this Agreement, the Stockholder Documents, the compliance by such Stockholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby.

4.3           Ownership and Transfer of Capital Stock. The Company Shares held by the Stockholders constitute all of the issued and outstanding shares of capital stock or other securities of the Company, and there are no Equity Securities of the Company that are authorized, issued, outstanding, or reserved or committed for issuance other than the Company Shares listed on Annex B. Each Stockholder is the record and beneficial owner of the Company Shares reflected on Annex B, free and clear of any and all Liens. Such Stockholder has the power and authority to sell, transfer, assign and deliver such Company Shares as provided in this Agreement, and such delivery will convey to Parent good and marketable title to such Company Shares, free and clear of any and all Liens, other than any transfer restrictions contained in the Company’s Organizational Documents or imposed by reason of the issuance of securities without registration under federal and state securities Laws.

4.4            Litigation. Except as set forth on Section 4.4 of the Company Disclosure Schedule, there is no legal action, suit or proceeding or judicial, administrative or governmental investigation pending or, to the Knowledge of such Stockholder, threatened against such Stockholder, or to which such Stockholder is otherwise a party, relating to this Agreement, the Stockholder Documents, the Company Shares or the transactions contemplated hereby or thereby.

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4.5           Investment Representations.

(a)            The Merger Shares are being acquired for investment for such Stockholder’s own account and not with a view to the distribution of any part thereof, and such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same in a manner contrary to the Securities Act or applicable state securities laws.

(b)            Such Stockholder is knowledgeable about the risks involved in acquiring securities issued without registration under the Securities Act and acknowledges that his, her or its acquisition of the Merger Shares is a speculative risk. Such Stockholder has substantial experience in evaluating the risks of acquiring securities. Such Stockholder can bear the economic risk of this investment (including possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of his, her, or its investment in the securities comprising the Merger Shares. Such Stockholder understands that the Merger Shares have not been registered under the Securities Act, or under the securities laws of any jurisdiction, and that such registration may never occur. Such Stockholder is an Accredited Investor and has delivered to Parent a completed Accredited Investor Questionnaire.

(c)           Such Stockholder has been given access to sufficient information regarding Parent including, in particular, the current financial condition of Parent, the relative terms of Parent’s capital stock and the risks associated therewith, and has utilized such access to such Stockholder’s satisfaction for the purpose of obtaining information or verifying information. Such Stockholder has not solicited from Parent, and Parent has not provided to the Stockholders, any advice regarding the transactions contemplated by this Agreement. Such Stockholder is relying solely on itself or himself or its or his advisors in assessing and negotiating the purchase of the Merger Shares and not on any statements or representations of Parent or any of its agents or representatives. Such Stockholder has accessed and reviewed all of Parent’s periodic reports, registration statements, and other documents filed by Parent with the Securities and Exchange Commission (“SEC”).

(d)            Each Stockholder understands that the Merger Shares issued under this Agreement are characterized as “restricted securities” as defined in Rule 144 promulgated under the Securities Act (“Rule 144”) as in effect from time to time. Such Merger Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. The Stockholders have been advised or are aware of the provisions of Rule 144, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things: the availability of certain current public information about Parent, the resale occurring following the required holding period under Rule 144 and in certain circumstances, the number of shares being sold during any three-month period not exceeding specified limitations. Neither Parent nor any agent of Parent is under any obligation to recognize and transfer any shares of Parent Common Stock if, in the opinion of counsel for Parent, such transfer would result in violation by Parent of any federal or state law with respect to the offering, issuance or sale of securities. Each Stockholder represents that he or it is familiar with Rule 144, as currently in effect, promulgated under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

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(e)            Each share of Parent Common Stock issued pursuant to this Agreement will be endorsed with a legend, in addition to any other legends required by this Agreement or any other agreement to which the shares of Parent Common Stock issued pursuant to this Agreement are subject, substantially as follows:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF THE Company AND THE KEY STOCKHOLDERS

The Company and the Key Stockholders, jointly and severally, represent and warrant to Parent that the statements contained in this ARTICLE 5 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedules delivered by the Company and the Stockholders to Parent on the date hereof (the “Company Disclosure Schedule”).

5.1           Existence and Qualification; Capitalization.

(a)            The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to carry on its business as presently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, each of which is listed on Section 5.1(a) of the Company Disclosure Schedule. The Company has provided or made available to Parent true and complete copies of all Organizational Documents of the Company.

(b)           Except as set forth on Section 5.1(b) of the Company Disclosure Schedule, the Company Shares represent all issued and outstanding Capital Interests of the Company. Except for the Company Shares, there are no other Equity Securities or other securities of the Company that are authorized, issued, outstanding, or reserved or committed for issuance. The Company Shares were duly authorized and validly issued, are fully paid and nonassessable and, except as provided in the Company’s Organizational Documents, are not subject to preemptive rights or rights of first refusal created by statute or any agreement to which either the Company or any Stockholder is a party or by which any of them is bound, and have been issued in compliance with the Securities Act of 1933, as amended, and all other applicable federal, state and foreign security Laws. The Company has not repurchased any Equity Securities or other securities of the Company except in compliance with all applicable federal, state, foreign, or local Laws and any agreements applicable thereto. There are no declared or accrued but unpaid dividends with respect to Equity Securities of the Company.

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(c)           The Stockholders own one hundred percent (100%) of the Capital Interests of the Company, and the Stockholders are the record and beneficial owners of the Company Shares indicated as being owned by such Stockholders on Annex B. The Company Shares are owned by each Stockholder free and clear of any Liens. Except as provided in the Company’s Organizational Documents, the Company has not granted to any Person, and no Person has, (i) any Contract, warrant or option to purchase any Equity Securities or other securities of the Company, or (ii) any other conversion right or right to purchase, subscribe for or receive an issuance of, any Equity Securities or other securities of the Company

(d)            Except as set forth on Section 5.1(d) of the Company Disclosure Schedule, the Company has never adopted or maintained any plan providing for equity compensation of any person or otherwise committing to the issuance of any Equity Securities. Except as set forth on Section 5.1(d) of the Company Disclosure Schedule, the Company has not granted any options to purchase any Equity Security of the Company or any other type of equity award. There are no outstanding, and the Company has never issued any, Equity Securities other than the Company Shares. The Company is not a party to, and as of the date hereof, to the Knowledge of the Company, there are no other voting trusts, proxies, voting agreements, stockholder or investor agreements, registration rights agreements, or other agreements to which the Company is a party with respect to the voting, transfer, or issuance of Company Shares or other security. Except as set forth on Section 5.1(d) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Security or other security of the Company.

5.2           Subsidiaries.

(a)            Except as set forth on Section 5.2 of the Company Disclosure Schedule, the Company does not own any Subsidiary or have any controlling interest in any Person (each entity listed on Section 5.2 of the Company Disclosure Schedule, a “Company Subsidiary”). Section 5.2 of the Company Disclosure Schedule sets forth the full capitalization of each Company Subsidiary. Except as set forth on Section 5.2 of the Company Disclosure Schedule, except for the Equity Securities owned by the Company in each Company Subsidiary, there are no other Equity Securities or other securities of any Company Subsidiary that are authorized, issued, outstanding, or reserved or committed for issuance. All Equity Securities of each Company Subsidiary were duly authorized and validly issued, are fully paid and, except as provided in each Company Subsidiary’s Organizational Documents, are not subject to preemptive rights or rights of first refusal created by statute or any agreement to which any of such Company Subsidiary, the Company or any Stockholder is a party or by which any of them is bound, and have been issued in compliance with the Securities Act of 1933, as amended, and all other applicable federal, state and foreign security Laws. No Company Subsidiary has repurchased any Equity Securities of such Company Subsidiary except in compliance with all applicable federal, state, foreign, or local Laws and any agreements applicable thereto. There are no declared and unpaid dividends or distributions with respect to the Equity Securities of any Company Subsidiary. Except for the Company Subsidiaries listed on Section 5.2 of the Company Disclosure Schedule, the Company has never owned (of record or beneficially) any Equity Security of any Person.

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(b)            Each Company Subsidiary is validly existing and in good standing under the laws of the state and country of its organization and has full power and authority to carry on its business as presently conducted. Each Company Subsidiary is duly qualified or licensed as a foreign corporation, limited liability company or limited partnership to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, each of which is listed on Section 5.2 of the Company Disclosure Schedule. The Company has provided or made available to Parent true and complete copies of all Organizational Documents of each of the Company Subsidiaries. The Company is not liable for, and has not guaranteed, any of any of the Company Subsidiaries’ liabilities or obligations. The Company has maintained sufficient corporate, company and partnership formalities, as applicable, for the separate legal structures of the Company and each of the Company Subsidiaries to be respected in all manners.

5.3          Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action is necessary on the part of the Company to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.4           No Conflicts. Except as set forth in Section 5.4 of the Company Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will (a) conflict with or result in a breach of the Organizational Document of the Company or any Company Subsidiary, (b) conflict with, result in a breach of, constitute a default or event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party or by which the Company or any Company Subsidiary is bound, (c) result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to the Company or any Company Subsidiary, or (d) create or impose any Lien, charge or encumbrance on any of the Company’s or any Company Subsidiary’s assets. Except as set forth on Section 5.4 of the Company Disclosure Schedule, no consent, approval or authorization of, or registration or filing with, any third party is required in connection with the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby.

5.5           Government Authorization. Other than the filing of the Certificates of Merger with the Secretary of State of the State of Delaware, no consent, waiver, approval, order, or authorization of, or registration, declaration, or filing with, any court, administrative agency, or commission or other Governmental Entity or instrumentality is required to be made or obtained by the Company or any Company Subsidiary prior to the Closing in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby.

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5.6          Litigation. Except as set forth on Section 5.6 of the Company Disclosure Schedule, there are no suits, actions, claims, arbitration or other legal, administrative or regulatory proceedings or investigations, whether at law or in equity, or before or by any Governmental Entity (a) pending or, to the Company’s Knowledge, threatened by or against or affecting the Company or any of the properties, assets or business of the Company (including any Company Subsidiary), or (b) to the Company’s Knowledge, pending or threatened by or against any of the officers, managers or employees of the Company or any Company Subsidiary that relate to or involve the termination by any such person of his or her employment with any of such person’s former employers. To the Company’s Knowledge, there is no basis for any such lawsuit, claim, arbitration or other proceeding or investigation. There is no outstanding judgment, order or decree of any Governmental Entity or arbitrator applicable to the Company or any of the properties, assets or business of the Company (including any Company Subsidiary). Except as set forth on Section 5.2 of the Company Disclosure Schedule, there is no action, proceeding or investigation by the Company or any Company Subsidiary currently pending or that the Company or any Company Subsidiary intends to initiate.

5.7          Financial Statements.

(a)            The Company has provided to Parent copies of (A) the unaudited unconsolidated balance sheets and statements of income of the Company and Company Subsidiaries dated December 31, 2020 (the “Balance Sheet Date”) and (B) the unaudited balance sheets and statements of income of the Company Subsidiaries as of December 31, 2017, December 31, 2018 and December 31, 2019 (the “Unaudited Financial Statements” or the “Financial Statements”). Except as set forth in the notes thereto or as set forth in Section 5.7 of the Company Disclosure Schedule, the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, (ii) have been prepared from the books and records of the Company and each Company Subsidiary and (iii) present fairly the financial condition, operating results and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the Unaudited Financial Statements, to normal audit adjustments, the lack of footnotes and other presentation items.

(b)            All books, records and accounts of the Company and each Company Subsidiary are accurate and complete in all material respects and are maintained in all material respects in accordance with standard business practice, except for any inaccuracies that would be adjusted at year end in accordance with standard year-end adjustment practices.

5.8          No Undisclosed Liabilities. Except as set forth in Section 5.8 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any liability except for liabilities (i) reflected or reserved against in the Financial Statements, (ii) incurred in the Ordinary Course of Business since the Balance Sheet Date, or (iii) that are executory obligations arising in the Ordinary Course of Business under any Contracts (and not as a result of any breach thereof).

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5.9          Absence of Certain Changes. Except as set forth in Section 5.9 of the Company Disclosure Schedule, since December 31, 2019, the Company and each Company Subsidiary has conducted its business and operations in the Ordinary Course of Business and neither the Company nor any or any Company Subsidiary has:

(a)            entered into any transaction except in the Ordinary Course of Business as conducted on that date that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            amended or changed any of its Organizational Documents;

(c)            made any capital expenditure or commitment exceeding $10,000 individually or $50,000 in the aggregate, other than in the Ordinary Course of Business;

(d)            made any payment, discharge or satisfaction, in any amount in excess of $10,000 individually or $50,000 in the aggregate, of any claim, liability or obligation, other than payment, discharge or satisfaction of claims, liabilities and obligations in the Ordinary Course of Business or of liabilities reflected or reserved against in the Financial Statements;

(e)            experienced any destruction of, damage to, or loss of any assets with a book value in excess of $10,000 (whether tangible or intangible), whether or not covered by insurance;

(f)            been engaged in any employment dispute, including claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action;

(g)            made any change in accounting methods or practices other than as required by GAAP;

(h)            made or changed any election in respect of Taxes; adopted or changed any accounting method in respect of Taxes; filed any amended Tax Return; made or entered into any agreement or settlement of any claim or assessment in respect of Taxes or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; or taken any action, omitted to take any action, or entered into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent, the Company, any Company Subsidiary, or any of their Affiliates in respect of any Tax period other than a Pre-Closing Taxable Period;

(i)            adopted or amended any Company Benefit Plan;

(j)            declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Interest, or any split, combination or reclassification in respect to any Company Capital Interest, or any issuance or authorization of any issuance of any other Company Equity Security in respect of, in lieu of or in substitution for any Company Capital Interest, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any Company Capital Interest (or options, warrants or other Equity Security convertible into, exercisable or exchangeable therefor) or taken any of the foregoing actions with respect to any Equity Securities of any Company Subsidiary;

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(k)           hired or terminated any employee or consultant of the Company or any Company Subsidiary, promoted, demoted or otherwise changed the employment status or title of any officer of the Company or any Company Subsidiary or received a resignation of or removed any manager of the Company or any Company Subsidiary, in each case other than in the Ordinary Course of Business;

(l)            increased the base salary or other compensation payable or to become payable by the Company or any Company Subsidiary to any officer, manager or employee of the Company or any Company Subsidiary, or declared, paid, committed or agreed to any kind of severance payment, termination payment, bonus or other additional salary or compensation to any such Person unrelated to the terms of this Agreement, including the Bonus Shares;

(m)          entered into any termination, extension, material amendment or modification of the terms of any material Contract or customer Contract to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their respective assets are bound, other than in the Ordinary Course of Business;

(n)            entered into any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any Company Subsidiary is a party or by which them or any of their respective assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any agreement, contract, covenant, instrument, lease, license or commitment to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective assets are bound, other than agreements, contracts, covenants, instruments, leases, licenses or commitments entered into in the Ordinary Course of Business;

(o)            made any sale, lease, license or other disposition of any of the material assets (whether tangible or intangible) or material properties of the Company or any Company Subsidiary taken as a whole, including the sale of any accounts receivable of the Company or any Company Subsidiary, or any creation of any security interest in any such material assets or material properties;

(p)            (i) made any loan to any Person that is outstanding as of the date hereof (other than accounts receivable, deposits and prepaid expenses in the Ordinary Course of Business, including advances to any officer, manager or employee of the Company or any Company Subsidiary for travel and business expenses in the Ordinary Course of Business), (ii) incurred any Indebtedness, (iii) guaranteed any Indebtedness, (iv) issued or sold any debt securities of the Company or any Company Subsidiary, or (v) guaranteed any debt securities of any other Person;

(q)            granted any waiver or release of any right or claim material to the Company or any Company Subsidiary, including any write-off or other compromise of any account receivable of the Company or any Company Subsidiary;

(r)            accelerated the collection of or application of any discount to any accounts receivable of the Company or any Company Subsidiary or delayed the payment of any accounts payable or deferment of any expenses of the Company or any Company Subsidiary or engaged in any practices or promotional sales or discount activity with any customers or distributors with the effect of accelerating pre-Closing periods sales that would be expected (based on past practice) to occur in post-Closing periods, any practice which would have the effect of accelerating pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or any other promotional sales, discount activity, or deferred revenue activity in a manner outside the ordinary course of business or inconsistent with past practices or contrary to accepted industry standards;

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(s)            commenced, settled, provided notice of or, to the Knowledge of the Company, received any threat, of any claim, lawsuit or proceeding or other investigation against the Company or any Company Subsidiary;

(t)            experienced any event or condition that has had or is reasonably likely to have a Material Adverse Effect;

(u)            received notice of any claim or potential claim of ownership, interest or right by any Person other than the Company or any Company Subsidiary of the Company Intellectual Property or of infringement by the Company or any Company Subsidiary of any other Person’s Intellectual Property Rights;

(v)            (i) except standard end user licenses and software-as-a-service agreements entered into in the Ordinary Course of Business, sold, leased, licensed or transferred to any Person any Company Intellectual Property or executed, modified or amended any agreement with respect to the Company Intellectual Property with any Person or with respect to the Intellectual Property Rights of any Person, (ii) purchased or licensed any Intellectual Property Rights or executed, modified or amended any agreement with respect to the Intellectual Property Rights of any Person, (iii) entered into any agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property Rights with a third party, or (iv) changed pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property Rights to the Company; or

(w)            leased, licensed, subleased or entered in any other agreement for the occupancy of any Leased Real Property by the Company or any Company Subsidiary.

5.10        Title to Assets. The Company has good and indefeasible title to all assets of the Company free and clear of all Liens, mortgages, pledges, security interests, conditional sales agreements, operating or capital leases, charges, encumbrances, and other adverse claims or interests of any kind. Except as set forth on Section 5.10 of the Company Disclosure Schedule, each Company Subsidiary has good and indefeasible title to all assets of such or any Company Subsidiary free and clear of all Liens, mortgages, pledges, security interests, conditional sales agreements, operating or capital leases, charges, encumbrances, and other adverse claims or interests of any kind. Neither the Company nor any Company Subsidiary is a party to any Contract, agreement or commitment for the sale or disposition of any of its assets other than in the Ordinary Course of Business.

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5.11        Condition of Tangible Assets. All buildings, structures, improvements, vehicles, fixtures, equipment and other material items of tangible property and assets of the Company and each Company Subsidiary are (i) sufficient for the conduct of the business of the Company or such Company Subsidiary as currently conducted and as currently contemplated to be conducted, (ii) adequate for the uses to which they are being put by the Company or such Company Subsidiary immediately prior to Closing, and (iii) in reasonably good and serviceable operating condition and repair, subject to normal wear and maintenance, and are usable in the regular and Ordinary Course of Business and conform in all material respects to all applicable laws, ordinances, codes, rules and regulations, and authorizations relating to their construction, use and operation. Except as set forth on Section 5.11 of the Company Disclosure Schedule, no Person other than the Company and each Company Subsidiary owns any equipment or other tangible assets necessary to the operation of the business, except for leased items disclosed in Section 5.16 of the Company Disclosure Schedule and for items of negligible value.

5.12        Leased Real Property.

(a)            Neither the Company nor any Company Subsidiary currently owns or holds, and has never owned or held, any ownership interest in real property (including, without limitation, any other real estate owned, real property acquired through foreclosure, or deed in lieu thereof). Set forth on Section 5.12(a) of the Company Disclosure Schedule is a complete and accurate description of all real property leased, subleased or used by Company or any Company Subsidiary (the “Leased Real Property”), which identifies the owner of record of each parcel. The Company and each Company Subsidiary currently has and will have at the Effective Time the right to quiet enjoyment of all of the Leased Real Property used by Company or any Company Subsidiary for the full term, including all renewal rights, pursuant to the terms of the Lease Agreements.

(b)            Section 5.12(b) of the Company Disclosure Schedule lists all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”), and there are no other Lease Agreements affecting the real property used by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is bound. The Company has provided Parent with correct and complete copies of each Lease Agreement together with any applicable amendments, extensions, subordination agreements, and material correspondence related thereto. Neither the Company nor any Company Subsidiary has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any Lease Agreement, which has not been fully remedied and withdrawn. The consummation of the Mergers will not (i) affect the enforceability against any Person of any Lease Agreement or the rights of the Company or any Company Subsidiary to the continued use and possession of the current Leased Real Property for the conduct of business as presently conducted, (ii) require the consent of any party to any Lease Agreement, except as set forth in Section 5.12(b) of the Company Disclosure Schedule, (iii) or result in a breach of any Lease Agreement or permit any party to any Lease Agreement to modify the terms of such Lease Agreement following the Closing.

(c)            To the Company’s Knowledge, there are no adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the Company’s Knowledge, may prospectively restrict in a material manner the use of all or any portion of the Leased Real Property, including the structures thereon, for the conduct thereon of the business of the Company or any Company Subsidiary as presently conducted.

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(d)            Each of the Lease Agreements is legal, valid, binding, enforceable and in full force and effect, the Company and each Company Subsidiary has performed in all material respects all obligations imposed on any of them thereunder, and neither the Company or any Company Subsidiary nor, to the Company’s Knowledge, any other party thereto, is in breach or default thereunder in any material respect, nor is there any event that, with the giving of notice or lapse of time or both, would constitute a breach or default thereunder by the Company or any Company Subsidiary or, to the Company’s Knowledge, any other party thereto. Neither the Company nor any Company Subsidiary has received written, or to the Company’s Knowledge oral, notice that any party to any of the Lease Agreements intends to cancel, terminate, or refuse to renew the same or to exercise or decline to exercise any option or other right thereunder. Neither the Company nor any Company Subsidiary, nor, to the Company’s Knowledge, any counterparty under the Lease Agreements is in default under any covenant, condition, restriction, easement, right-of-way, or governmental approval relating to the Leased Real Property.

(e)            To the Company’s Knowledge, there are no structural or other defects in the improvements constructed by or for the Company or any Company Subsidiary on the Leased Real Property. To the Company’s Knowledge, the structures owned, leased or used by the Company or any Company Subsidiary are in good operating condition and repair, are suitable for the operation of the business as presently conducted, and comply in all material respects with applicable building, zoning, safety, and other laws and regulations. No material improvements need to be made to or removed from any of the Leased Real Property in order for the Company or any Company Subsidiary to continue operation of the business following the Closing.

(f)            There are no pending and, to the Company’s Knowledge, no threatened, condemnation or similar proceedings affecting any Leased Real Property or access thereto and therefrom, nor has the Company received any notice thereof, and there are no assessments affecting any Leased Real Property or any part thereof, nor to the Company’s Knowledge is any such proceeding or assessment contemplated by any Governmental Entity.

5.13        Taxes.

(a)            The Company and each Company Subsidiary has timely and properly filed or submitted all Tax Returns that were required to be filed or submitted by it (taking into account any extensions of time to file), and all such Tax Returns are true, correct and complete in all material respects and were prepared in compliance with all applicable Laws.

(b)            The Company and each Company Subsidiary has given or otherwise made available (in an electronic or “virtual” data room) to Parent true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies (including, in each case, any amendments thereto) of the Company and each Company Subsidiary for taxable periods for which the applicable statutory periods of limitations have not expired.

(c)            All Taxes due and owing by the Company and each Company Subsidiary have been timely and fully paid, whether or not shown on any Tax Return. The unpaid Taxes of the Company and each Company Subsidiary (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Unaudited Financial Statements (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Company Subsidiary in filing Tax Returns. Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any liability for Taxes outside the Ordinary Course of Business.

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(d)            All Taxes that the Company or any Company Subsidiary is obligated to deduct, collect, or withhold from amounts owing to any employee, member, creditor, customer or other Person have been fully deducted, collected, or withheld and timely paid or remitted to the appropriate taxing authority, and all IRS Forms W-2 and 1099 (and state, local, and non-U.S. equivalents thereof) required with respect thereto have been properly completed and timely filed. The Company and each Company Subsidiary has complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(e)            Neither the Company nor any Company Subsidiary has ever been the subject of any audit, judicial or administrative proceeding, or other examination of Taxes by any taxing authority, and no such audit, proceeding, or other examination is contemplated or pending as of the date hereof. No taxing authority has given notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any Company Subsidiary. All deficiencies for Taxes asserted or assessed against the Company or any Company Subsidiary have been fully and timely paid. Any adjustment of Taxes of the Company or any Company Subsidiary made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign taxing authorities, has been so reported.

(f)            Neither the Company nor any Company Subsidiary has been a party to, nor has any obligation under, any Tax Sharing Agreement. Neither the Company nor any Company Subsidiary (a) is or has ever been a member of an “affiliated group” within the meaning of section 1504(a) of the Code filing a consolidated federal income Tax Return or a member of an affiliated, consolidated, combined or unitary group with respect to any state, local or non-U.S. Taxes, or (b) has any liability for the Taxes of any other Person under Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Law, by Contract or otherwise.

(g)            There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from the Company or any Company Subsidiary for any taxable period and no request for any such waiver or extension is currently pending. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return.

(h)            No claim has ever been made by any taxing authority in a jurisdiction where the Company or any Company Subsidiary does not currently file a particular type of Tax Return or pay a particular type of Tax that the Company or any Company Subsidiary is or may be required to file such Tax Return or pay such Tax (including obligations to withhold amounts with respect to Tax) in that jurisdiction.

(i)            Neither the Company nor any Company Subsidiary has ever requested, executed or entered into any closing agreement, private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes with any taxing authority.

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(j)            Neither the Company nor any Company Subsidiary has participated in, or has any liability or obligation with respect to, any transaction that is or is substantially similar to a “reportable transaction” within the meaning of section 6707A(c)(1) of the Code and Regulations Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Tax Law).

(k)            There are no Liens for Taxes upon the assets or properties of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable.

(l)            Neither the Company nor any Company Subsidiary will, and neither Parent nor any of its owners or Affiliates (by reason of Parent’s acquisition of the Company) will, be required to include any item of income or gain in, or exclude any item of deduction or loss or other tax benefit from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount received on or before the Closing Date, (v) election by the Company or any Company Subsidiary under section 108(i) of the Code, (vi) intercompany transaction or excess loss account described in Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law), or (vii) income of the Company or any Company Subsidiary that accrued in a taxable period ending on or before the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code, or any other provision of Tax Law;

(m)            Except for power of attorneys granted by the Company or any Company Subsidiary to their payroll provider, no power of attorney has been granted by the Company or any Company Subsidiary with respect to any matter relating to Taxes of the Company or any Company Subsidiary, which power of attorney is currently in force.

(n)            For federal (and, as applicable, state and local) income Tax purposes, the Company is classified as an “S corporation” (within the meaning of section 1361(a)(1) of the Code), and has been properly classified and taxed at all times since December 1, 2020 as an S corporation (the “S Election Effective Date”). At all times from its formation until the S Election Effective Date, the Company was classified as a partnership or a disregarded entity for federal (and, as applicable, state and local) income tax purposes. No event has occurred (or fact has existed) that would preclude the Company from qualifying as an “S corporation” as defined in section 1361(a)(1) of the Code during the period from the S Election Effective Date through the Closing Date or which would otherwise terminate the Company’s classification as an S corporation. At all times from its formation through the Closing Date, each Company Subsidiary has been classified as a partnership or a disregarded entity for federal (and, as applicable, state and local) income tax purposes.

(o)            Neither the Company nor any Company Subsidiary has, and never has had, any direct or indirect interest in any trust, partnership, corporation, limited liability company, or other business entity for U.S. federal income Tax purposes (other than the Company’s interest in each Company Subsidiary and any general partner interest a Company Subsidiary has in any other Company Subsidiary). Neither the Company nor any Company Subsidiary is a party to any joint venture, Contract or other arrangement that could be treated as a partnership for federal income Tax purposes.

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(p)            Each Company Benefit Plan that provides benefits to any Person subject to Tax in the United States that is a “nonqualified deferred compensation plan” (as defined in section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to section 409A of the Code and the regulations thereunder, is, and since its inception has been, in documentary and operational compliance with section 409A of the Code. No event has occurred that would be treated by section 409A(b) of the Code as a transfer of property for purposes of section 83 of the Code. No payment to be made under any Company Benefit Plan is, or to the Company’s Knowledge, will be, subject to the penalties of section 409A(a)(1) of the Code. Neither the Company (or any Company Subsidiary) nor any Related Employer is under any obligation to compensate, reimburse or otherwise gross up any Person in respect of any Taxes under sections 409A, 457A or 4999 of the Code.

(q)            No equity interest of the Company or any Company Subsidiary was issued in connection with the performance of services subject to a substantial risk of forfeiture (within the meaning of section 83 of the Code) with respect to which the holder thereof has not timely filed an election under section 83(b) of the Code in accordance with Regulations Section 1.83-2(d) (an “83(b) Election”) in connection with the issuance of thereof. The Company and each Company Subsidiary, as applicable, has delivered to Parent true, correct and complete copies of all such 83(b) Elections.

(r)            Neither the execution and delivery of this Agreement nor the consummation of the Mergers could (either alone or in combination with another event): (i) give rise to the payment of any amount that could, individually or in combination with any other such payment, constitute a “parachute payment,” as defined in Section 280G (whether or not such payment is considered to be reasonable compensation for services rendered) or (ii) result in any requirement to pay any Tax “gross-up” or similar “make whole” payment to any current or former employee, manager or other service provider of the Company (or any Company Subsidiary) or any Related Employer.

(s)            No Stockholder is a “foreign person” as that term is used in Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in section 897(c)(2) of the Code) during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

(t)            No claim has ever been asserted by any taxing authority that the Company, any Company Subsidiary or any of their Affiliates is liable for any Taxes based on section 482 of the Code or comparable provisions of state, local, or non-U.S. Tax Law.

(u)            Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by section 355 or section 361 of the Code.

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(v)            Neither the Company nor any Company Subsidiary is the beneficiary of any Tax grants, abatements, deferrals, or incentives granted or made available by any Governmental Entity for the benefit of the Company or any Company Subsidiary.

(w)            No Person has disposed of Company equity, or received any distribution from the Company, in a manner that would cause the transactions contemplated by this Agreement to violate the continuity of shareholder interest requirement set forth in Regulations Section 1.368-1(e). The Company has not acquired, sold, transferred, or otherwise disposed of any assets in a manner that would prevent Parent (or a member of Parent’s “qualified group” as such term is defined in Regulations Section 1.368-1(d)(4)(ii) or a partnership as described in Regulations Section 1.368-1(d)(4)(iii)) from continuing the Company’s historic business or using a significant portion of the Company’s historic business assets in a business following the Mergers.

(x)            Neither the Company nor any Company Subsidiary is subject to Tax in any country other than its country of incorporation, organization, or formation, including by virtue of engaging in business in such jurisdiction or having employees, a permanent establishment or any other place of business in such jurisdiction.

(y)            Neither the Company nor any Company Subsidiary has made, or will make, any election to have the audit and assessment provisions of the BBA Audit Rules, or any analogous or similar provisions of any state, local, or non-U.S. Tax Law, apply to any taxable period of the Company or Company Subsidiary beginning before January 1, 2018.

(z)            Except as set forth on Section 5.13 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has (i) deferred or delayed the payment of any Taxes under the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020 (the “CARES Act”), any other provisions of federal, state, local or non-U.S. Tax law enacted in connection with COVID-19, or otherwise as a result of the effects of the COVID-19 pandemic, (ii) claimed any Tax credit pursuant to section 7001 or 7003 of the Families First Coronavirus Response Act of 2020, or (iii) taken out any loan, received any loan assistance or other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

5.14        Intellectual Property.

(a)            Section 5.14(a) of the Company Disclosure Schedule sets forth a correct and complete list of each trade name, d/b/a, unregistered trademark and unregistered service mark used by the Company that is material to its business. Neither the Company nor any Company Subsidiary owns any Intellectual Property that is registered with or subject to an application for registration with any Governmental Entity that is, in each case, owned or filed by or on behalf of the Company. Each Company Subsidiary, and not the Company, owns each item of Intellectual Property that is registered with or subject to an application for registration with any Governmental Entity or any trade name, d/b/a, unregistered trademark and unregistered service mark that is material to each of the Company Subsidiary’s business.

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(b)            All logbooks, documents and records supporting the creation and ownership of Owned Company Intellectual Property have been retained by the Company Subsidiaries. There are no actions with respect to the Owned Company Intellectual Property that must be taken by the Company or any Company Subsidiary within ninety (90) days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any responses to Governmental Entity office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Owned Company Intellectual Property.

(c)            Section 5.14(c) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the Domain Name registrations of each of the Company Subsidiaries. Section 5.14(c) of the Company Disclosure Schedule identifies, for each Domain Name registration, the named owner and the registrar or equivalent person with whom that Domain Name is registered. To the Company’s Knowledge, the Company Subsidiaries’ use and registration of the Domain Name registrations does not infringe any third party’s Intellectual Property Rights. In the case in which a Company Subsidiary has acquired ownership of a Domain Name registration from another party, the Company Subsidiary has made or procured a transfer of the Domain Name in accordance with the procedure of the registrar.

(d)            In each case in which the Company has acquired ownership of any Trademarks, Copyrights, or Patents currently included in the Owned Company Intellectual Property from another person (each of which are identified in Section 5.14(d) of the Company Disclosure Schedule), the Company or Company Subsidiary has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in and to all such Intellectual Property to the Company.

(e)            The Company (i) owns, free and clear of all Liens, all right, title and interest in and to, or (ii) has valid and continuing rights to use, sell and license, all Intellectual Property that is necessary for the conduct of the business and operations of the Company as presently conducted. The products and services of the Company, and the conduct of business of the Company, has not and does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property Rights of any third Person. Neither the Company nor any Company Subsidiary has received any threats or allegations that the Company’s or any Company Subsidiary’s use of the Company Intellectual Property in the conduct of the business of the Company violates the Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property Rights of the Company and no such claims have been asserted against any Person by the Company.

(f)            Except as set forth on Section 5.14(f) of the Company Disclosure Schedule, no Trade Secrets or other confidential information owned by the Company or any Company Subsidiary or provided to the Company or any Company Subsidiary by a third party, has been disclosed by the Company to any consultants, contractors or other third parties other than pursuant to a valid and enforceable written non-disclosure or confidentiality agreement, and the Company and each Company Subsidiary has taken commercially reasonable actions, consistent with current industry standards to maintain and protect the Company Intellectual Property, including the secrecy, confidentiality and value of its Trade Secrets and other confidential information.

(g)            The Company Intellectual Property is sufficient for the conduct of the business of the Company as it is currently conducted. Without limiting the foregoing, the Company and each Company Subsidiary has the right to use all software development tools, library functions, or compilers that the Company or any Company Subsidiary uses (i) to create, modify, compile, or support any Company Intellectual Property or (ii) to provide any services provided by the Company or any Company Subsidiary.

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(h)           If the Company has exported any Company Intellectual Property, or any technical information or other technology within its control, it has done so in all respects as required by the U.S. export laws and regulations and promulgated and enforced by the Bureau of Export Administration.

(i)            Schedule 5.14(i) sets forth a true, accurate, and complete list of all material computer software owned, or purported to be owned by the Company or any Company Subsidiary (the “Proprietary Software”). The Proprietary Software does not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase or harm in any way such Proprietary Software’s operation, or cause the Proprietary Software to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Proprietary Software without authorization. The Proprietary Software is in material compliance with any applicable warranty or contractual commitment relating to the use, functionality, or performance of such Proprietary Software, and there are no pending or threatened written claims alleging any such failure. To the Knowledge of Company, there exist no technical problems with any Proprietary Software that materially and adversely affect the performance of such Proprietary Software or cause any Company or Company Subsidiary services or Products to fail to substantially conform to their written specifications other than routine software bugs and/or glitches that may be promptly remedied in the Ordinary Course of Business of the Company or any Company Subsidiary.

(j)            No Proprietary Software contains, is derived from, is distributed, integrated or bundled with, or links to or otherwise uses, any Open Source Software in any manner that (i) requires or conditions (or purports to require or condition) the use or distribution of any Proprietary Software on the disclosure, licensing or distribution of any source code or the granting of any right to decompile, reverse engineer or create derivative works of any Proprietary Software, or (ii) otherwise imposes any material limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Proprietary Software.

(k)            The Computer Systems used by the Company and each Company Subsidiary are sufficient in all material respects for the Company’s and each Company Subsidiary’s current needs in the operation of its business, and in the past two years, there has been no material failure or other material substandard performance of any Computer Systems which has caused any material disruption to the business of the Company or any Company Subsidiary. The Company and each Company Subsidiary has taken commercially reasonable steps to provide for the back-up and recovery of material data and commercially reasonable disaster recovery plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. The Company and each Company Subsidiary have taken reasonable actions to protect the integrity and security of the Computer Systems and the information stored therein from unauthorized use, access, or modification by third parties, and to the Company’s Knowledge, there has been no such misuse or unauthorized use, access, disclosure or modification. To the Company’s Knowledge, the Computer Systems do not contain any computer code or any other mechanisms which may (i) disrupt, disable, erase or harm in any way such Computer Systems’ operation, or cause the Computer Systems to damage or corrupt any data, hardware, storage media, programs, equipment or communications, or (ii) permit any Person to access the Computer Systems without authorization.

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(l)            Neither the Company nor any Company Subsidiary has licensed, distributed, published or otherwise disclosed to any third Person the source code form of any Proprietary Software or software used exclusively by the Company (“Company Source Code”), and the Company and each Company Subsidiary has implemented reasonable physical and electronic security measures to prevent access to and disclosure of such Company Source Code. Schedule 5.14(l) lists all escrow agreements pertaining to the Company Source Code. Except as disclosed in Schedule 5.14(l), no license, lease or similar agreement relating to any software owned by the Company or any Company Subsidiary includes an obligation to provide access to any Person to, or permit any Person to copy, distribute or create derivative works of the Company Source Code. The Company maintains (i) machine readable copies of the Proprietary Software, and (ii) documentation or user manuals for material releases or versions thereof currently in use by the Company or any Company Subsidiary, currently made available to the Company’s or any Company Subsidiary’s customers, or currently supported by the Company or any Company Subsidiary. The Company has sufficient documentation to enable a person reasonably skilled in the art to maintain, fix, and understand the Company Source Code with reasonable effort. The Company maintains at least one copy of the Source Code for the Proprietary Software, and such code is maintained under strict confidentiality and in accordance with industry-standards safekeeping for proprietary Source Code.

5.15        Material Contracts.

(a)           Section 5.15(a) of the Company Disclosure Schedule sets forth a correct and complete list of all of the following Contracts to which the Company or any Company Subsidiary is a party, or by which any of the assets or properties of the Company or any Company Subsidiary are currently bound (collectively, the “Material Contracts”):

(i)            Contracts with any current or former officer, manager, equityholder or Affiliate of the Company or any Company Subsidiary;

(ii)           Contracts for the sale or disposition of any of the assets of the Company or any Company Subsidiary other than in the Ordinary Course of Business or for the grant to any Person of any preferential rights to purchase any of the assets of the Company;

(iii)         Contracts containing change or control or similar provisions or providing for severance, retention, change in control payments, or other similar payments;

(iv)          Contracts for joint ventures, strategic alliances, partnerships, licensing arrangements, or sharing of profits or proprietary information;

(v)            Contracts containing covenants of the Company or Company Subsidiary not to compete in any line of business or with any Person in any geographical area or not to solicit or hire any person with respect to employment;

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(vi)           Contracts containing any most-favored nations undertakings, rights of first refusal, price protection mechanisms or any other similar provisions restricting the business of the Company or any Company Subsidiary;

(vii)         Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company or any Company Subsidiary of any operating business or material assets or the capital stock or equity of any other Person;

(viii)        Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Company Subsidiary, including indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of property, mortgages, pledge agreements, security agreements, or conditional sale or title retention agreements;

(ix)          Contracts for the employment of any individual on a full-time, part-time or consulting or other basis;

(x)            Contracts with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and without more than thirty (30) days’ notice;

(xi)          [Intentionally Omitted];

(xii)         Contracts (or group of related Contracts) that involve the expenditure of more than $25,000 annually or $50,000 in the aggregate or require performance by any party more than one (1) year from the date hereof and that are not cancelable by the Company or any Company Subsidiary without penalty or further payment and without more than ninety (90) days’ notice;

(xiii)        Contracts for which the principal purpose is the licensing of any Intellectual Property by or to the Company or any Company Subsidiary;

(xiv)            Contracts or plans regarding rights to or the issuance of any equity interest in the Company or any Company Subsidiary or any other profit-sharing plan, including any equity option plan, equity appreciation rights plan, phantom equity plan or equity purchase plan or any other Contract any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xv)          the Lease Agreements;

(xvi)        Contracts with any Governmental Entity;

(xvii)       Contracts related to the compromise or settlement of any litigation or arbitration or other proceeding;

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(xviii)      Contracts with any labor union or any collective bargaining agreement;

(xix)        Contracts involving any outstanding powers of attorney executed on behalf of the Company;

(xx)         Contracts with respect to any Intellectual Property Rights, including any in-bound licenses, out-bound licenses and cross-licenses, but excluding (i) non-disclosure agreements entered into in the Ordinary Course of Business that do not include explicit licenses to Intellectual Property Rights; (ii) non-exclusive inbound licenses for commercially available non-custom software that (1) is not incorporated into, linked with, or distributed in conjunction with any Company or Company Subsidiary products, and (2) is made generally available on standard terms involving annual payments from the Company of less than $10,000; or (iii) Company’s or any Company Subsidiary’s written agreements with its customers that have been entered into on Company’s or any Company Subsidiary’s standard form customer agreement previously made available to Parent without material deviation therefrom; and

(xxi)         any other Contracts that involve (i) $25,000 individually or $50,000 in the aggregate or more and is not cancelable by the Company or any Company Subsidiary without penalty within thirty (30) days, (ii) minimum purchase commitments by the Company or any Company Subsidiary, or (iii) ongoing service or support obligations and are not cancelable without penalty or refund within thirty (30) days.

(b)           Section 5.15(b) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all of the Contracts to which the Company or any Company Subsidiary is a party that cannot be cancelled by the Company or any Company Subsidiary within ninety (90) days, including any penalty associated with such cancellation and (ii) all of the Contracts to which the Company or any Company Subsidiary is a party that can be cancelled by a third party to any such Contract within ninety (90) days, whether as a result of the Mergers or otherwise.

(c)            True and complete copies of each Material Contract have been made available to Parent. Except as disclosed in Section 5.15(c) of the Company Disclosure Schedule: (i) neither the Company nor any Company Subsidiary has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any Material Contract, nor is the Company aware, to the Company’s Knowledge, of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both; (ii) to the Knowledge of the Company, no other party to any Material Contract is in default thereunder; (iii) each Material Contract is a legal, valid and binding obligation of the Company or Company Subsidiary and is in full force and effect; (iv) the consummation of the Mergers will neither violate nor result in the breach, modification, cancellation, termination or suspension of any Material Contract; (v) the consummation of the Mergers will not require the consent of any third party to a Material Contract; (vi) following the Closing, both Parent and the Company (or the applicable Company Subsidiary) will be permitted to exercise all of the Company’s (or such Company Subsidiary’s) rights under the Material Contracts to the same extent as though the Mergers had not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company (or such Company Subsidiary) would otherwise be required to pay had such Mergers not occurred; (vii) none of the Material Contracts is with any Stockholder, manager, director, officer, or employee of the Company or Company Subsidiary, or with any family member thereof; and (viii) to the Knowledge of the Company, there exists no condition or state of facts or circumstances involving any third party to a Material Contract that could reasonably be expected to constitute, in the aggregate, a Material Adverse Effect. There are no Material Contracts between the Company or any Company Subsidiary and any other Person under which there is any dispute regarding the scope of such agreement, or performance under such agreement including with respect to any payments to be made or received by the Company or any Company Subsidiary thereunder. To the Knowledge of the Company, no party to a Material Contract has any intention of terminating such Material Contract with the Company or any Company Subsidiary or reducing the volume of business such party conducts with the Company or any Company Subsidiary, whether as a result of the transactions contemplated hereby or otherwise.

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5.16        Personal Property Leases. Section 5.16 of the Company Disclosure Schedule lists all leases of personal property entered into by the Company or any Company Subsidiary (“Personal Property Leases”). Neither the Company nor any Company Subsidiary is in default under any of the Personal Property Leases. To the Company’s Knowledge, no other party to any Personal Property Lease is in default thereunder. Except as set forth on Section 5.16 of the Company Disclosure Schedule, the Mergers contemplated by this Agreement do not require the consent of any lessor or any third party and will not result in a breach or default under any of the Personal Property Leases or otherwise cause the acceleration of the Company’s obligations or liabilities under any of the Personal Property Leases.

5.17        Compliance with Laws. Neither the Company nor any Company Subsidiary is in violation of, or default under, any Law, regulation, or any order of any Governmental Entity applicable to the Company, any Company Subsidiary, or the business of the Company or any Company Subsidiary, and no such violation or default has occurred within the last five (5) years. Neither the Company nor any Company Subsidiary has received any notices of any suspected, potential or actual violation with respect to, any foreign, federal, state or local Law regulation, or any order of any Governmental Entity applicable to the Company or any Company Subsidiary.

5.18        Environmental Matters.

(a)            The Company and each Company Subsidiary has complied in all material respects and is in compliance in all material respects with all Environmental Laws.

(b)            Neither the Company nor any Company Subsidiary has caused, suffered, permitted or sustained any emission, spill, release or discharge of any Hazardous Material, in any reportable quantities, into or upon: (i) the air; (ii) soils or any improvements located thereon, whether on the Leased Real Property or elsewhere; (iii) surface water or groundwater; or (iv) a sewer, septic system or waste treatment, storage or disposal system except in accordance with applicable law or a valid government permit, license, certificate or approval.

(c)            With respect to the Leased Real Property, none of the Company or any Company Subsidiary, or the Stockholders, has received written notice of any actual or potential claims, orders, directives, citations or causes of action based on actual or alleged violations of any local, state, federal, or foreign statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, any Environmental Law, or written notice of any actual or potential common law claims or causes of action based upon the Company’s or any Company Subsidiary’s actual or alleged involvement with or use of any substance regulated by local, state, federal, or foreign statutes, ordinances or regulations dealing with the protection of the environment or public health and safety.

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(d)            None of the Company or any Company Subsidiary, or any of the Stockholders, has received written notice of any actual or potential claims, orders, directives, citations or causes of action under any local, state or federal statutes, ordinances or regulations dealing with the protection of the environment or public health and safety, including, but not limited to, the Environmental Laws, based upon or arising out of its actual or alleged disposal of Hazardous Material, whether on or off real property owned or being operated by the Company or any Company Subsidiary.

(e)            None of the Company or any Company Subsidiary, or any of the Stockholders, has any knowledge of any condition on the Leased Real Property which may reasonably be expected to give rise to any claim, order, directive, citation or cause of action based on any local, state or federal statute, ordinance or regulation dealing with protection of the environment or public health and safety, including, but not limited to, the Environmental Laws.

(f)            The Company has provided Parent with true and correct copies of all environmental site assessments, audits, correspondence and other documents in its possession or control related to the compliance of the Leased Real Property, or any other property now or previously owned or operated by the Company or any Company Subsidiary, with Environmental Laws or the presence or absence of Hazardous Materials on those properties.

(g)            The Company has provided Parent with true and correct copies of any contracts by which the Company or any Company Subsidiary has agreed to assume the liability of any other party under the Environmental Laws.

5.19        Employees, Employee Contracts and Benefits. Section 5.19 of the Company Disclosure Schedule sets forth a true and complete list of the name, position, exemption classification, current rate of compensation (i.e., salary or wage rate), accrued incentive compensation, commission, bonus eligibility, other compensation (i.e., car allowance or company provided vehicle), location, and date of hire of each employee of the Company and each Company Subsidiary. Except as set forth on such Section 5.19 of the Company Disclosure Schedule:

(a)            Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, nor is the Company or Company Subsidiary involved in any labor discussion with any unit or group seeking to become the bargaining unit for any of the employees of the Company or any Company Subsidiary, nor is the Company aware of an intention by any such unit or group to commence any organizational activities among the employees of the Company or any Company Subsidiary. To the Knowledge of the Company, there has not been any organizational campaign, petition, or other unionization activity seeking recognition of a collective bargaining representative relating to any Company or Company Subsidiary employee in the past three (3) years. There are no, and in the past three (3) years there have not been any, labor strikes, slowdowns, work stoppages, lockouts, grievances or claims of unfair labor practices pending or threatened against the Company or any Company Subsidiary.

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(b)            Section 5.19 of the Company Disclosure Schedule contains a true, complete and accurate list of each Company Benefit Plan. Except as set forth on Section 5.19 of the Company Disclosure Schedule, neither the Company nor any Related Employer has any Company Benefit Plans. Each Company Benefit Plan has been established, maintained, operated and administered in material compliance with its terms and all applicable Laws.

(c)            With respect to each Company Benefit Plan, the Company has provided to Parent true, complete and accurate copies of (to the extent applicable) (i) such current plan document, including any amendments thereto (or, with respect to any unwritten Company Benefit Plan, a summary of the material terms thereof), (ii) the summary plan description (and summary of material modifications) or any similar document, (iii) each trust, insurance, annuity or other funding contract related thereto, (iv) the most recent determination, advisory or opinion letter received from the IRS, (v) the three most recent annual reports under Form 5500, (vi) the nondiscrimination and top heavy tests for the past three (3) years and details of any corrections and (vii) any notices, letters or other material non-routine correspondence with any Governmental Entity relating to such Company Benefit Plan in the prior three (3) years.

(d)            The Company does not and has not, nor has any related company that is a member of a controlled group with the Company under section 4001 of ERISA or section 414 of the Code (“Related Employer”), sponsored or participated in any Company Benefit Plan that is subject to section 412 of the Code and/or Title IV of ERISA, nor has the Company or a Related Employer sponsored or participated in any “multi-employer plan” (as defined in section 3(37) of ERISA). Each of the Company Benefit Plans that is intended to be qualified under section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the U.S. Internal Revenue Service (the “IRS”) stating that it is so qualified and nothing has occurred since the date of the letter (including, without limitation, defects in the operation of any Company Benefit Plan) that could reasonably be expected to affect the qualified status of such plans. No Company Benefit Plan provides medical benefits to any former employees (including retirees) of the Company, other than benefits required to be provided under applicable law, including section 4980B of the Code. With respect to each Company Benefit Plan, the Company has complied, and will continue to comply, with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the proposed regulations thereunder, and (ii) the applicable requirements of the Family Leave Act of 1993 and regulations thereunder. Section 5.19 of the Company Disclosure Schedule sets forth the names of all Persons currently receiving coverage benefits under COBRA and with respect to each such Person, the date on which such Person first became eligible for such coverage and the reason such Person became eligible.

(e)            The Company has made all contributions and paid all premiums in respect of each Company Benefit Plan in a timely fashion in accordance with the terms of each Company Benefit Plan and applicable Laws. No non-exempt “prohibited transaction” (as defined in section 4975 of the Code or section 406 of ERISA) has occurred with respect to any Company Benefit Plan.

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(f)            The Company and each Company Subsidiary has complied in all material respects with all applicable Laws, rules, and regulations relating to employment, including those relating to wages, hours, overtime, sick leave, family and medical leave, collective bargaining, immigration, working conditions, hiring, promotion, affirmative action, equal employment opportunity, discrimination, harassment, retaliation, disability accommodation, employee terminations and layoffs, workers’ compensation, occupational safety and health and employment practices, unfair labor practices, and the payment and withholding of Taxes and other sums as required by appropriate governmental authorities. There is no unfunded liability for accrued benefits, whether or not vested, under any funded employee benefit plan, and all contributions required to be made to or with respect to each employee benefit plan and all costs of administering each employee benefit plan have been completely and timely made or paid. All accrued by unpaid wages and benefits to the employees of the Company and each Company Subsidiary are identified in Section 5.19 of the Company Disclosure Schedule

(g)            Each Company Benefit Plan that is an employee welfare benefit to which the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010 (together known as “ACA”) applies, is in compliance in all respects with the ACA and the rules and regulations promulgated thereunder, and no federal income Taxes or penalties have been imposed or could be imposed or are due for noncompliance with ACA or for failure to provide minimum coverage to employees. No Related Employer maintains any welfare benefit plan to which the Patient Protection and Affordable Care Act and ACA applies.

(h)            All Persons performing work for the Company or a Company Subsidiary are, and have been, classified properly as employees and as exempt or non-exempt under applicable Law relating to regular wages and overtime compensation. None of the Company or any Company Subsidiary has any liability or obligations, including under or on account of an employee benefit plan, arising out of the hiring or engagement of persons to provide services to the Company or a Company Subsidiary and treating such persons as consultants or independent contractors and not as employees of the Company or any Company Subsidiary. None of the Company or any Company Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations relating to any Person.

(i)            Except as set forth on Section 5.19 of the Company Disclosure Schedule, each employee of the Company and Company Subsidiary is terminable at will, and none of the execution, delivery or performance of this Agreement or the transactions contemplated thereby (whether alone or in conjunction with any other event, including any termination of employment on or following the date hereof) will (i) entitle any current or former employee or service provider of the Company or any Related Employer to any compensation or benefits (including severance, retention, unemployment compensation, or otherwise) after the termination date of such employee, (ii) accelerate the time of payment or vesting, or trigger any payment or funding or increase the amount of any compensation or benefit or trigger any material obligation under any Company Benefit Plan, (iii) result in any breach or violation of, or default under, or limit the Company’s or Related Employer’s right to amend, modify or terminate, any Company Benefit Plan, or (iv) limit or restrict the right of Parent to merge, amend or terminate any Company Benefit Plan on or after the date hereof.

(j)            Except as set forth on Section 5.19 of the Company Disclosure Schedule, in the past three years, no legal claim, cause of action, grievance, complaint, charge, judgment, other adverse charge or decision of any kind (including any in the nature of employment discrimination of any type, breach of contract, wrongful discipline, demotion or discharge, harassment, retaliation, health, safety, child labor violations, workplace violence or non-payment of wages, benefits or wage supplements), notice of complaint or internal complaint or communication with respect to application for employment, employment, the terms or conditions of employment, the handling of benefits or termination of employment or any other alleged breach of any applicable Laws, rules, and regulations relating to employment or any contract in respect of employment with the Company or any Company Subsidiary, has been asserted or threatened against the Company or any Company Subsidiary nor is the internal investigation of any such matters currently in progress or pending.

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(k)           Within the last three years, neither the Company nor any Company Subsidiary has taken any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988 WARN Act or any similar foreign, state or local statute, rule or regulation (collectively, the “WARN Act”), nor has any such mass layoff or plant closing been planned, contemplated, or announced by the Company or any Company Subsidiary. The Company and each Company Subsidiary has taken any and all actions required by applicable Laws necessary to comply with the WARN Act or any similar foreign, state or local statute, rule or regulation, with respect to any event or occurrence affecting the Company or any Company Subsidiary since the effective date of the WARN Act.

5.20        Insurance. Set forth in Section 5.20 of the Company Disclosure Schedule is a list of all policies of insurance maintained by each Company Subsidiary pertaining to the Company Subsidiary or the business or assets of the Company Subsidiary, showing, among other things, the amount of coverage, the company issuing the policy, the expiration date of each policy, and whether such coverage is on an occurrence or claims-made basis. Copies of all current insurance policies of each Company Subsidiary have been made available to Parent for inspection. All of such policies are now in full force and effect and those policies or other policies covering the same risks and in substantially the same amounts have been in full force and effect continuously for the past three years, or since the Company Subsidiary’s inception, and provide coverage for the properties, assets, and activities and operations of each Company Subsidiary in the amounts and against the risks required (i) to comply with all Laws, (ii) to conform to the commercially reasonable levels of insurance maintained in the industry in which any Company Subsidiary operates and (iii) to comply with the requirements of each Material Contract. No Company Subsidiary has received any written notice of cancellation or material amendment of any such policies; and, all material claims thereunder have been filed in a timely fashion. The activities and operations of each Company Subsidiary have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies. There is no claim by any Company Subsidiary pending under any of such policies and, to the Knowledge of the Company, no facts or circumstances exist which would give rise to a claim under such policies.

5.21        Permits and Licenses. Section 5.21 of the Company Disclosure Schedule sets forth a correct and complete list of all licenses, franchises, permits, certificates, approvals or other similar authorizations affecting or relating in any way to the assets or business of the Company and each Company Subsidiary (the “Permits”). The Permits are sufficient and adequate to permit the continued lawful operation of the Company and each Company Subsidiary as presently conducted, and the Company and each Company Subsidiary owns, holds or possesses adequate right to use all Permits required in connection with the operation of its business as presently conducted. The Company and each Company Subsidiary has been and is in material compliance with the terms of the Permits. The Permits are in full force and effect and no event has occurred that (a) constitutes or results, directly or indirectly, in a material violation of, or a failure to comply with, any applicable Laws by the Company, the Company Subsidiaries, or the Stockholders, or (b) would reasonably be expected to result in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Permit. Neither the Company nor any Company Subsidiary has received any written notice or other communication from any Governmental Entity or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any applicable Laws in any material respect with respect to any Permit, or (ii) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Permit which has not been resolved in all respects. All applications required to have been filed for the renewal of each Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to each Permit have been duly made on a timely basis with the appropriate Governmental Entity. The Company has provided complete and correct copies of the Permits to Parent. All Permits will continue in full force and effect immediately following the Closing.

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5.22        Privacy. The operations of the Company and each Company Subsidiary have been and are currently being conducted in compliance with all applicable Laws relating to the privacy, confidentiality, integrity, availability, or security of Personal Data (“Privacy Laws”). The Company has delivered to Parent correct and complete copies of all written policies maintained by the Company and each Company Subsidiary since its respective date of organization with respect to privacy and Personal Data protection relating to its employees, customers, clients, suppliers, service providers, or any other third parties from or about whom the Company or any Company Subsidiary has obtained Personal Data (“Company Privacy Policies”). The Company and each Company Subsidiary has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations concerning privacy and Personal Data protection relating to its employees, customers, clients, suppliers, service providers or any other third parties from or about whom the Company or any Company Subsidiary has obtained personal data (“Company Privacy Obligations”). The Company and each Company Subsidiary has full right and authority to transfer to Parent all Personal Data in the possession of the Company or such Company Subsidiary. Except as set forth in Section 5.22 of the Company Disclosure Schedule, the consummation of the Mergers will not violate any Company Privacy Obligations, nor require the Company or any Company Subsidiary to provide any notice to, or seek any consent from, any employee, customer, client, supplier, service provider or other third party under any Company Privacy Policy. Neither the Company nor any Company Subsidiary has, within the previous two years, experienced a data breach or otherwise experienced any other loss, damage, or unauthorized access, disclosure, or use of Personal Data.

5.23        Accounts Receivable. All accounts receivable of the Company and each Company Subsidiary reflected in the Unaudited Financial Statements represent bona fide and valid obligations, which arose in the Ordinary Course of Business and are carried at values determined in accordance with the Accounting Principles. No Person has any Lien on any of the Company’s or any Company Subsidiary’s accounts receivable, and no request or agreement for deduction or discount has been made with respect to any of the Company’s or any Company Subsidiary’s accounts receivable.

5.24        Books and Records. The Organizational Documents provided to Parent are the only Organizational Documents of the Company or such Company Subsidiary as of the date of this Agreement since the time of organization of the Company or such Company Subsidiary.

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5.25        Bank Accounts. Section 5.25 of the Company Disclosure Schedule lists (a) the names of all banks, trust companies, savings and loan associations and other financial institutions at which the Company and each Company Subsidiary maintains safe deposit boxes, checking accounts or other accounts of any nature with respect to its business, and (b) the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

5.26        Affiliate Transactions. Except as set forth in Section 5.26 of the Company Disclosure Schedule, no Affiliate of the Company, no Stockholder, and no Affiliate of a Stockholder: (a) owns any material property or right, tangible or intangible, which is used in the business of the Company; (b) owes any money to, or is owed any money by, the Company (other than compensation and benefits owed by the Company to their respective employees in the Ordinary Course of Business); or (c) provides services to the Company or is provided services by the Company (other than services pursuant to employment with the Company). Except as set forth in Section 5.26 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is party to, or has any obligations under, any Contract, agreement or other arrangements (written or otherwise) with respect to the employment of or the provision of other services by any current or former officers, directors, members, managers, employees or consultants of the Company or any Company Subsidiary, including any agreements respecting the provision of post-service remuneration or benefits of any type.

5.27        Brokers and Intermediaries. None of the Company, the Company Subsidiaries, any of the Stockholders, or any of their respective officers, directors, managers, employees or Affiliates have employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof. Parent will have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative, investment banker or broker of the Company, any Company Subsidiary, or the Stockholders.

5.28        Full Disclosure. No representation, warranty or other statement of the Company or the Key Stockholders contained in this Agreement contains an untrue statement of material fact or omits to state a material fact necessary in order to make such representation, warranty or other statement, in light of the circumstances under which it was made, not misleading. Neither the Company nor any of the Key Stockholders has withheld from Parent any documents or other information in its possession that, taken as a whole with all other documents and information in the Company’s or the Key Stockholders’ possession, (i) would lead a reasonable Person in Parent’s position to conclude that any such representation, warranty or other statement is untrue in any material respect, or (ii) would be material to the decision of a reasonable Person in Parent’s position to execute this Agreement and consummate the transactions contemplated hereby. The Company or the Key Stockholders have delivered, or caused to be delivered, to Parent true, correct and complete copies of the certificate of incorporation, bylaws, and all other material organizational and constituent documents and minute books of the Company (including any stock or other equity ledger) and each Company Subsidiary and all Material Contracts, Financial Statements, Tax Returns and insurance policies referred to in this Agreement and all other information, documents, agreements, instruments, projections, estimates, plans, and budgets with respect to the Company and each Company Subsidiary that are in the Company’s or Key Stockholder’s possession or control requested by Parent and/or its Affiliates prior to the date hereof.

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5.29        No Other Representations and Warranties. Except for the representations and warranties contained in ARTICLE 4 and this ARTICLE 5, no Stockholders or their representatives, nor the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any Stockholder.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Parent and the Merger Subs, jointly and severally, represent and warrant to the Company and the Stockholders that the statements contained in this ARTICLE 6 are true and correct as of the date of this Agreement, except as set forth in the disclosure schedules delivered by Parent to the Company and the Stockholders on the date hereof (the “Parent Disclosure Schedules”). The Parent Disclosure Schedules, if any, are numbered to correspond to the various sections of this ARTICLE 6 setting forth certain exceptions to the representations and warranties contained in this ARTICLE 6 and certain other information required by this Agreement.

6.1          Existence and Qualification. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina with all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted. Merger Sub I is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority, corporate and otherwise, to carry on its business as presently conducted. Merger Sub II is a limited liability company duly organized, validly existing and in good standing under the laws of the State of North Carolina with all requisite power and authority, limited liability company and otherwise, to carry on its business as presently conducted. Merger Sub II (a) is a disregarded entity for U.S. federal income Tax purposes and (b) will continue to be treated as a disregarded entity for federal income Tax purposes following the Closing. Parent and each Merger Sub are duly qualified or licensed as a foreign corporation or foreign limited liability company to do business, and are in good standing, in each jurisdiction where the character of their properties or assets owned, leased or operated by them or the nature of their activities makes such qualification or licensing necessary. Parent has provided or made available to the Company true and complete copies of all Organizational Documents of Parent and the Merger Subs.

6.2          Authority. Parent and the Merger Subs have all requisite corporate or limited liability company power and authority, as applicable, to enter into this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and the Merger Subs of this Agreement, and the consummation by Parent and Merger Subs of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate, limited liability company and other action, as applicable, on the part of Parent and the Merger Subs, and no other company action is necessary on the part of Parent or Merger Subs to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement constitutes a valid and binding obligation of Parent and the Merger Subs enforceable against Parent and the Merger Subs in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

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6.3          No Conflicts. Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions provided for herein, will (a) conflict with or result in a breach of the Organizational Documents of Parent or the Merger Subs, (b) conflict with, result in a breach of, constitute a default or event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms, conditions or provisions of any agreement or instrument to which Parent or a Merger Sub is a party or by which Parent or a Merger Sub is bound, or (c) result in a violation of any applicable law, ordinance, regulation, permit, authorization or decree or order of any court or other governmental agency applicable to Parent or the Merger Subs.

6.4          Compliance with Laws. Neither Parent nor the Merger Subs is in violation of, or default under, any Law, regulation, or any order of any Governmental Entity applicable to Parent, any Merger Sub, or the business of Parent or any Merger Sub, and no such violation or default has occurred within the last five (5) years or the date of their inception, as applicable.

6.5          Litigation. There are no suits, actions, claims, arbitrations or other legal, administrative or regulatory proceeding or investigations, whether at law or in equity, or before or by any Governmental Entity pending or, to the Knowledge of Parent, threatened by or against or affecting Parent, the Merger Subs, or any of the properties, assets, or business of Parent or Merger Subs. There is no outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any Governmental Entity, that questions the legality or propriety of the transactions contemplated by this Agreement or that would reasonably be expected to prevent, hinder or delay the consummation of the transactions contemplated hereby.

6.6          Brokers and Intermediaries. None of Parent, the Merger Subs, or any of their respective officers, directors, employees or Affiliates have employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection therewith or upon the consummation thereof. The Company and its Stockholders will have no responsibility or liability for any fees, expenses or commissions payable to any agent, representative, investment banker or broker of Parent or the Merger Subs.

6.7          Financial Statements. The consolidated financial statements of Parent and its Subsidiaries (including the related notes, where applicable) included (or incorporated by reference) in the reports filed with (but not furnished to) the SEC pursuant to the either the Securities Exchange Act of 1934, as amended, and the rules promulgated pursuant thereto or the Securities Act of 1933, as amended, and the rules promulgated pursuant thereto (i) fairly present in all material respects the consolidated results of operations, cash flows, changes in owners’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount and the absence of notes); (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

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6.8          Parent Common Shares. The Parent Common Shares issued and delivered pursuant to this Agreement will be issued as “restricted securities” under Rule 144 and will be fully paid, validly issued and nonassessable. Such Parent Common Shares, when so issued and delivered in accordance with the provisions of this Agreement, will be free and clear of all Liens, other than restrictions on transfer created by applicable securities Laws, and will not have been issued in violation of applicable Laws, applicable rules or regulations, or any preemptive rights or rights of first refusal or similar rights. As of March 31, 2021, the authorized capital stock of Parent consists of one hundred million (100,000,000) shares of Parent Common Stock, 13,979,555 shares of which are issued and outstanding.

6.9          Access to Information. Parent and Merger Subs have had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the Mergers contemplated herein with the Stockholders and the Company’s management and have had an opportunity to review the Company’s books and records (including financial statements) and all other information or materials requested, and has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any representations or information contained in this Agreement and the Disclosure Schedule; provided, however, that the foregoing does not limit or modify in any way the representations and warranties contained in ARTICLE 5.

6.10        Experience. Parent and Merger Subs, alone or through their principals, have the requisite knowledge, sophistication, and experience in financial and business matters to enable them to assess the merits and risks of the transactions contemplated herein, and have made such investigations in connection therewith as Parent and Merger Subs deem necessary or desirable so as not to rely upon the Company and Stockholders for information related to the legal, tax, or economic results of the transactions contemplated hereunder. Parent and Merger Subs are not relying on the Company and Stockholders, or their Affiliates or representatives with respect to the legal, tax, and other economic considerations relating to transactions hereunder, and to the extent Parent and Merger Subs sought advice with regard to such considerations, Parent and Merger Subs have relied solely on the advice of, and/or have consulted with, their own legal, tax, investment, and/or other advisors. Parent and Merger Subs acknowledge and agree that, notwithstanding anything else herein to the contrary, none of the Company, Stockholders or their respective Affiliates or representatives are making any representation or warranty as to the actual results of operations of the Company post-Closing.

6.11        Sufficiency of Funds. Parent has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Merger Consideration and consummate the transactions contemplated by this Agreement.

ARTICLE 7

ADDITIONAL COVENANTS AND AGREEMENTS OF PARTIES

7.1          Approvals; Further Assurances. As soon as reasonably practicable after the date hereof, Parent, the Merger Subs, the Company and the Stockholders will take all commercially reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and any Governmental Entity necessary to consummate the Mergers and the transactions contemplated by this Agreement. Parent, the Merger Subs, the Company and the Stockholders will cooperate with each other and will each furnish the other and the other’s counsel with all information concerning themselves, their directors, managers, officers and members and such other matters as may be necessary or advisable in connection with any application, petition or any other statement made by or on behalf of Parent, the Merger Subs or the Company to any Governmental Entity in connection with the Mergers. Additionally, on and after the Closing Date, Parent, the Merger Subs, the Company and the Stockholders will (a) provide such further assurances to each other, (b) execute and deliver all such further instruments and papers, (c) provide such records and information and (d) take such further action as may be appropriate to carry out the transactions contemplated by, and to accomplish the purposes of this Agreement.

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7.2          Access and Investigation.

(a)            Without in any way limiting anything else contained in this Agreement, the Company and the Stockholders will afford Parent and its accountants, counsel and other representatives reasonable access during normal business hours at a time and place designated by the Company during the period prior to the Closing Date to (i) the properties, books, contracts, loan documents, commitments, and records of the Company and each Company Subsidiary, and (ii) all other information concerning the Company’s and the Company Subsidiaries businesses, assets, customers, suppliers, and personnel as Parent may reasonably request. Without limiting the foregoing, Parent will have reasonable access to the Company’s and each Company Subsidiary’s software and customer data.

(b)            Other than (i) information in Parent’s possession prior to the date access was granted, (ii) information obtained by or from a source other than the Company or any Company Subsidiary, which source, to the Knowledge of Parent, was not in breach of any confidentiality agreement or (iii) information that is publicly available, all information delivered to, made available to, or obtained by Parent from the Company, the Company Subsidiaries, or the Stockholders prior to the Closing or pursuant to this Agreement, including under this section, will be considered confidential information, which Parent will not disclose or use for any purpose other than (w) disclosure of information as required in the course of regulatory examination procedures that are subject to confidentiality under United States laws or the laws of other jurisdictions that similarly protect the confidentiality of materials disclosed in the regulatory examination process, (x) the performance of a due diligence review of the Company and the Company Subsidiaries, (y) for purposes of obtaining Regulatory Approvals or (z) to confirm the accuracy of the representations, warranties, or covenants of the Company and the Stockholders hereunder, until such time as the transactions contemplated hereby are closed or, in the event this Agreement is terminated and no Closing occurs, for a two (2) year period from the date of this Agreement.

7.3          Non-Competition, Non-Solicitation and Confidentiality .

(a)            For a period of two (2) years following the Closing Date for each Key Stockholder and for a period of one (1) year following the Closing Date for each Stockholder that is not a Key Stockholder, each Stockholder agrees that such Stockholder will not, and will cause any of its or his representatives and Affiliates not to, engage or participate in, directly or indirectly, through any Person or contractual arrangement, any business that competes in the Territory with, for the Key Stockholders, the business of the Company, any Company Subsidiary or any of their respective Affiliates and for the non-Key Stockholders, the Company Subsidiary that such non-Key Stockholder is employed by as of the Effective Date and that is conducted as of the Effective Date; provided that nothing contained in this Section 7.3 precludes any Stockholder from continuing to work as an employee of the Company, Parent or any of their respective Affiliates after the Closing Date or from owning less than five percent (5%) of the outstanding shares of any class of securities of any Person if such securities are listed on any national securities exchange or have been registered under section 12(g) of the United States Securities Exchange Act of 1934, as amended. As used herein, the term “Territory” means the following severable and distinct geographic territories:

(i)            Each of the states listed on Annex E (each of which shall be a separate severable and distinct geographic territory), and

(ii)          Any other state not listed on Annex E for which a Company Subsidiary becomes licensed to conduct its business in such state during the restricted periods set forth in this Section 7.3.

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(b)            Except as set forth on Section 7.3(b) of the Company Disclosure Schedule, for a period of two (2) years following the Closing Date, each Stockholder agrees that such Stockholder will not, and will cause its or his representatives and Affiliates not to, directly or indirectly, through another Person or contractual arrangement, (i) induce or attempt to induce any employee of the Company, any Company Subsidiary, Parent or any of their respective Affiliates to leave the employ of the Company, any Company Subsidiary, Parent or any of their respective Affiliates, or intentionally, willfully or negligently in any way interfere with the relationship between the Company, any Company Subsidiary, Parent or any of their respective Affiliates and any such employee, (ii) hire any person who was currently employed as an employee of the Company, any Company Subsidiary, Parent or any of their respective Affiliates on the Closing Date, or (iii) call on, solicit or service any customer, supplier, independent contractor or other business relation of the Company, any Company Subsidiary, Parent or any of their respective Affiliates as of the Closing in order to induce or attempt to induce such Person to cease doing business with the Company, any Company Subsidiary, Parent or any of their respective Affiliates, or intentionally, willfully or negligently in any way seek to interfere with the relationship between any such customer, supplier, independent contractor or other business relation and the Company, any Company Subsidiary, Parent or any of their respective Affiliates.

(c)            None of the Stockholders, nor any of their respective representatives or Affiliates, will disclose financial data, prices, reports, business plans, trade secrets, know-how, partners, affiliates, investors, ownership structure, processes, procedures, customer lists, client names, addresses and/or material terms of any Material Contracts or any other confidential information relating to the Company, any Company Subsidiary, or their respective assets or business to any Person for any purpose or reason whatsoever for two (2) years after the Closing Date, except to authorized representatives of Parent or its Affiliates or as is required in connection with continued employment with the Company after the Closing; provided, however, that the Stockholders may disclose the information in response to any legally enforceable summons or subpoena or in order to comply with any order, law, ruling, or regulation applicable to the Stockholders. If the Stockholders become legally compelled to disclose such confidential information, the Stockholders will provide Parent with prompt notice of such requirement so that Parent may seek a protective order or other appropriate remedy and will only disclose such confidential information as is legally required. The Stockholders will take all steps necessary to assure adherence by their representatives to the provisions of this Agreement respecting the confidentiality of such information, and the Stockholders will be responsible for such adherence by their respective representatives.

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(d)            Each Stockholder acknowledges that the covenants set forth in this Section 7.3 are an essential element of this Agreement and that, but for the agreement of the Stockholders to comply with these covenants, Parent would not have entered into this Agreement. Each Stockholder agrees that the covenants set forth in this Section 7.3 are reasonable, necessary and proper. Each Stockholder agrees and acknowledges that remedies at law for any breach of their obligations under this Section 7.3 are inadequate and that, in addition thereto, in the event of any such breach, Parent shall be entitled to seek and obtain equitable relief, including temporary, preliminary and/or permanent injunctive relief and specific performance to compel the Stockholders’ and their Affiliates’ compliance with, and enjoin the Stockholders and their Affiliates from continuing or commencing any activity which would violate any of the covenants set forth in this Section 7.3. In the event that any court determines that the duration or the geographic scope, or both, of the covenants set forth in this Section 7.3 is or are unreasonable or overbroad as written, or that any such covenant or provision is to that extent unenforceable, the Parties hereto agree that the covenant or provision in question shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable, and the court shall be authorized to modify the covenant(s) or provision(s) to the extent necessary to render them valid and enforceable to the maximum extent permitted by law. If a Stockholder or its or his Affiliates breach any covenant set forth in this Section 7.3, the duration of any covenant so violated shall, with respect to such Stockholder, automatically be tolled from the date of the first breach until the date judicial relief providing effective remedy for such breach or breaches is obtained by Parent, or until Parent states in writing that it will not seek judicial relief for such breach.

7.4          Post-Closing Tax Matters.

(a)            Tax Apportionment. In the case of any Straddle Period, Taxes shall be treated as attributable to the portion of such period through the Closing Date (i) in the case of Taxes measured by income, receipts (including sales and use Taxes) or employment or payroll, based on an interim closing of the books as of the close of business on the day immediately prior to the Closing Date, and (ii) in the case of other Taxes, based on the proportion of the Taxes for the entire such period that equals the ratio of the number of days from the start of such period through the day immediately prior to the Closing Date to the entire number of days in such Straddle Period. In applying this subsection, exemptions, allowances, or deductions that are calculated on an annual basis will be allocated to the period ending on the day immediately prior to the Closing Date in the same proportion as the number of calendar days during the taxable period through such date bears to the total number of calendar days in the entire taxable period.

(b)            Tax Audits and Contests; Cooperation.

(i)            Parent and its Affiliates, on the one hand, and the Stockholders and their Affiliates, on the other hand, shall promptly notify each other upon receipt by any such party of written notice of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any Company Subsidiary for any taxable period ending on or before or including the Closing Date (any such audit, claim for refund, or proceeding relating to an asserted Tax Liability or refund referred to herein as a “Contest”). Any failure to so notify the other party of any Contest shall not relieve such other party of any liability with respect to such Contest except to the extent such party was actually and materially prejudiced as a result thereof. Parent shall have sole control of the conduct of all Contests, including any settlement or compromise thereof.

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(ii)           The Stockholders and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and any Company Subsidiary as is reasonably necessary for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Stockholders and Parent shall reasonably cooperate with each other in the conduct of any Contest, and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 7.4. Any information obtained under this Section 7.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, in the conduct of a Contest or other Tax proceeding or as otherwise required by applicable Law.

(c)            Preparation of Company Tax Returns and Payment of Taxes.

(i)            Following the Closing, the Stockholder Representative, at his own expense, shall prepare an initial draft of all income Tax Returns that are required to be filed by or with respect to the Company or any Company Subsidiary after the Closing Date and that relate solely to a taxable period that ends on or before the Closing Date (each such Tax Return, a “Stockholder Tax Return”). Each Stockholder Tax Return (A) shall be prepared in a manner consistent with applicable Law, and to the extent not inconsistent with the foregoing, past practice, and (B) shall not reflect a position that is not supportable on at least a “more likely than not” basis. At least thirty (30) days prior to the date on which each Stockholder Tax Return is required to be filed, the Stockholder Representative shall submit such Stockholder Tax Return to Parent for Parent’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed), and the Stockholder Representative shall make such changes to such Stockholder Tax Return as are reasonably requested by Parent. Parent and the Stockholder Representative will use all reasonable efforts to resolve any disagreements with respect to any Stockholder Tax Return, but if they do not reach a final resolution within a timely manner, such Stockholder Tax Return shall be filed in the manner Parent deems appropriate. Parent shall prepare and file, or cause to be prepared and filed, all Tax Returns other than Stockholder Tax Returns that are required to be filed after the Closing Date by the Company or any Company Subsidiary.

(ii)          With respect to any Tax Returns filed by or with respect to the Company or any Company Subsidiary with respect to any taxable period ending on or before the Closing Date (a “Pre-Closing Taxable Period”), or for any Straddle Periods, the Stockholders shall be responsible for the Pre-Closing Taxes due in respect of such Tax Returns to the extent not reflected in the determination of the Final Closing Cash Consideration (each such amount, a “Final Return Deficiency”). The Stockholders shall pay any Final Return Deficiency to Parent no later than five (5) Business Days prior to the date on which the applicable Tax Return is due.

(d)            Transfer Taxes. The Stockholders will pay any transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including any real property transfer Taxes) incurred in connection with the Mergers (collectively, “Transfer Taxes”). Each Stockholder agrees to file in a timely manner all necessary documents (including, but not limited to, all Tax Returns) with respect to the Transfer Taxes and provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been timely paid in full.

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(e)            BBA Audits. Notwithstanding anything in this Agreement to the contrary, with respect to any Tax audit or inquiry for a Pre-Closing Taxable Period or Straddle Period of the Company or any Company Subsidiary in which the BBA Audit Rules (or similar rules under state or local income Tax Law) are applicable, unless otherwise mutually agreed by Parent and the Stockholder Representative, Parent and the Stockholder Representative shall cooperate and cause the Company or Company Subsidiary, as applicable, to make a timely “push-out” election under section 6226(a) of the Code (and any corresponding elections under state or local Law), if applicable or available, with respect to any imputed underpayment or other proposed or potential deficiency with respect to such audit or inquiry.

(f)            Powers of Attorney. Prior to the Effective Time, the Stockholders shall cause each power of attorney described on Section 5.13 of the Company Disclosure Schedule related to local, state or federal taxes to be terminated and of no further force or effect.

7.5          Reserved.

7.6          Reserved.

7.7          Release.

(a)            For and in consideration of the amount to be paid to the Stockholders under this Agreement, and the additional covenants and promises set forth in this Agreement, the Stockholders, on behalf of their respective assigns, heirs, beneficiaries, representatives, agents and Affiliates (the “Releasing Parties”), hereby fully, finally and irrevocably release, acquit and forever discharge the Company, each Company Subsidiary and Parent, and the officers, directors, members, trustees, shareholders, representatives, employees, principals, agents, Affiliates, parents, subsidiaries, predecessors, successors, assigns, beneficiaries, heirs, executors, personal or legal representatives, insurers and attorneys of any of them (collectively, the “Released Parties”) from any and all commitments, actions, debts, claims, counterclaims, suits, causes of action, damages, demands, liabilities, obligations, costs, expenses, and compensation of every kind and nature whatsoever, past, present, or future, at law or in equity, whether known or unknown, contingent or otherwise, which such Releasing Parties, or any of them, had, has, or may have had at any time in the past until and including the date of this Agreement against the Released Parties, or any of them, including, but not limited to, any claims which relate to or arise out of such Releasing Parties’ prior relationship with the Company or its or his rights or status as an equityholder, officer, manager, employee or consultant of the Company and/or Company Subsidiaries (collectively, for the purposes of this Section 7.7(a), “Causes of Action”); provided, however, that the foregoing will not apply to the obligations of the Released Parties to the Releasing Parties arising out of or relating to this Agreement and/or the transactions contemplated hereby. In executing this Agreement, each of the Stockholders acknowledges that it or he has been informed that Parent and the Company may from time to time enter into agreements for additional types of financing, including, without limitation, recapitalizations, mergers and public offerings of capital stock of Parent, and also may pursue acquisitions or enter into agreements for the sale of the Company or all or a portion of the Company’s assets, which may result in or reflect an increase in equity value or enterprise value, and that any and all claims arising from or relating to such transactions or such increases in equity value or enterprise value (without limitation) are encompassed within the scope of this release, and that the sole exceptions to the scope of this release are for claims arising after the date hereof directly under this Agreement in accordance with its terms.

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(b)            Each Stockholder hereby represents to the Released Parties that it or he (i) has not assigned any Causes of Action or possible Causes of Action against any Released Party, (ii) fully intends to release all Causes of Action against the Released Parties including, without limitation, unknown and contingent Causes of Action (other than those specifically reserved above), and (iii) has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof. Furthermore, each Stockholder further agrees not to institute any litigation, lawsuit, claim or action against any Released Party with respect to the released Causes of Action.

(c)            Each Stockholder hereby represents and warrants that it or he has access to adequate information regarding the terms of this Agreement, the scope and effect of the releases set forth herein, and all other matters encompassed by this Agreement to make an informed and knowledgeable decision with regard to entering into this Agreement. Each Stockholder further represents and warrants that it or he has not relied upon the Company, Parent or the Released Parties in deciding to enter into this Agreement and has instead made its or his own independent analysis and decision to enter into this Agreement.

7.8           Consent to Transfer of Capital Stock; Waiver of Transfer Restrictions. By execution hereof, each of the Stockholders and the Company hereby consent to the Mergers described in this Agreement and each of the Stockholders and the Company hereby waive any non-conformity with any preemptive rights, rights of first refusal, or other restrictions on transfer with respect to the Company Shares, including any such restrictions on transfer set forth in the Company and Company Subsidiaries’ Organizational Documents.

7.9           Conduct of Business.

(a)            Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Parent, the Stockholders will cause the Company and each Company Subsidiary to carry on its business in the Ordinary Course of Business and maintain and preserve its business (including its organization, assets, properties, goodwill and insurance coverage) and its current business relationships with customers, clients, employees, strategic partners, suppliers, distributors and others having business dealings with it.

(b)            Negative Covenants. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by Parent in advance in writing, the Stockholders will cause the Company and each Company Subsidiary not to, and neither the Company nor any Company Subsidiary will, directly or indirectly:

(i)            engage in any practice, take any action or enter any transaction described in Section 5.9 hereof;

(ii)           issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional Equity Securities in the Company or any Company Subsidiary, except for any transaction identified on Section 5.1(b) of the Company Disclosure Schedules;

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(iii)          amend any of its or any Company Subsidiary’s Organizational Documents; or

(iv)           engage in, or modify in a manner adverse to the Company, any transactions with any of the Stockholders, managers, directors, or officers of the Company or any Affiliates thereof, except for any transaction identified on Section 5.1(b) of the Company Disclosure Schedules.

7.10        Exclusivity. From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1, the Stockholders will not, and will not permit and will take all necessary action to prevent any of their Affiliates and the Company, their respective managers, directors, officers and employees, and any representative or agent of the foregoing from taking action to, (i) solicit, initiate, encourage or accept any proposal or offer from any Person relating to the acquisition of any equity or other securities of the Company or any Company Subsidiary, or any substantial portion of the assets or business of the Company or any Company Subsidiary (including any acquisition structured as a merger, consolidation or equity exchange) or (ii) participate in any discussions, conversations, negotiations or other communications regarding, furnish any information with respect to, assist or participate in or cooperate in any way with, or facilitate in any other manner, any effort or attempt by any Person to do or seek any such transaction with the Company or any Company Subsidiary. The Stockholders will notify Parent immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing and provide the relevant details in respect thereof.

7.11        Consents. The Company shall use, and shall cause each Company Subsidiary to use, its best efforts to obtain prior to Closing, in accordance with applicable Law and each applicable Material Contract, the consent of each Governmental Entity needed for any Regulatory Approvals and the consent of the other party to each such Material Contract to the change of control resulting from the transactions contemplated by this Agreement. The Company shall send, and shall cause each Company Subsidiary to send, promptly after the date hereof, notices in form and substance satisfactory to Parent complying with all Applicable Laws and applicable Material Contracts seeking such consents in a form reasonably acceptable to Parent.

7.12        Financial Statements. Within thirty (30) days after the Closing Date, the Stockholder Representative will provide to Parent copies of (a) the audited balance sheets and statements of income of the Company Subsidiaries as of December 31, 2019, and (b) the audited consolidated balance sheets and statements of income of the Company as of December 31, 2020 (the “Audited Financial Statements”). The Audited Financial Statements will (i) be prepared in accordance with GAAP applied on a consistent basis during the periods involved, (ii) be prepared from the books and records of the Company and each Company Subsidiary, and (iii) present fairly the financial condition, operating results and cash flows of the Company and the Company Subsidiaries as of the dates and for the periods indicated therein.

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ARTICLE 8
CLOSING CONDITIONS

8.1           Conditions to Each Party’s Obligations under this Agreement. The respective obligations of each Party under this Agreement are subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)            No Injunctions or Restraints; Illegality. No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated hereby will be in effect. No statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal the consummation of any of the transactions contemplated hereby.

(b)            Regulatory Approvals. All necessary Regulatory Approvals for which such Governmental Entity requires before the consummation of the transactions under this Agreement will have been obtained, and not withdrawn, and all applicable waiting periods will have expired.

8.2           Conditions to the Obligations of Parent under this Agreement. The obligations of Parent under this Agreement are further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)            Accuracy of Representations and Warranties. The Stockholder Fundamental Representations will be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date). All other representations and warranties of the Company and the Stockholders contained in ARTICLE 4 and ARTICLE 5 of this Agreement will be true and correct in all material respects (except for such representations and warranties that are qualified by reference to materiality, Material Adverse Effect or any similar standard or qualification, which must be true in all respects) in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date).

(b)            Compliance with Covenants and Obligations. The Company and the Stockholders will have performed and complied with, in all material respects, all of their covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)            No Material Adverse Effect. There will have occurred no Material Adverse Effect.

(d)            No Burdensome Conditions. No Governmental Entity will have imposed any condition on its Regulatory Approval or the transactions contemplated hereby, which condition is reasonably deemed by Parent to be materially disadvantageous or burdensome or to so adversely affect the economic or business benefits of this Agreement to Parent as to render it inadvisable for it to consummate the transactions contemplated herein.

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(e)            Consents. The Company shall have received the consent to the Mergers with respect to each Material Contract and Permit for which consent is required.

(f)            Closing Deliverables. At the Closing, Parent will have received the closing deliverables listed in Section 3.1.

(g)           Dissenters’ Rights. Stockholders holding at least ninety-five percent (95%) of the Company Shares shall have approved the First Merger and waived dissenters’ rights under the DGCL.

8.3           Conditions to the Obligations of Stockholders and the Company under this Agreement. The obligations of the Stockholders and the Company under this Agreement are further subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)            Accuracy of Representations and Warranties. The Parent Fundamental Representations will be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date). All other representations and warranties of Parent and Merger Subs contained in ARTICLE 6 of this Agreement will be true and correct in all material respects (except for such representations and warranties that are qualified by reference to materiality, Material Adverse Effect or any similar standard or qualification, which must be true in all respects) in each case, as of the date of this Agreement and as of the Closing Date (or in the case of representations and warranties that are made as of a specified date, as of such specified date).

(b)            Compliance with Covenants and Obligations. Parent will have performed and complied with, in all material respects, all of its covenants and obligations contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

(c)            Closing Deliverables. At the Closing, the Stockholders will have received the closing deliverables listed in Section 3.2.

ARTICLE 9
TERMINATION

9.1          Termination. This Agreement may be terminated prior to the Effective Time:

(a)            at any time by the mutual written agreement of Parent, the Company and the Stockholder Representative;

(b)            by either the Stockholder Representative or Parent (provided that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach, in the case of Parent, on the part of any of the Stockholders or Company, and, in the case of the Stockholder Representative, on the part of Parent, of any representation, warranty, or agreement contained herein which cannot be or has not been cured within thirty (30) days after written notice by the Stockholder Representative or Parent, as applicable, to the other of such breach;

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(c)            by the Stockholder Representative if any of the conditions in Sections 8.1 or 8.3 have not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company or the Stockholder to comply with their obligations under this Agreement) and the Stockholder Representative has not waived such condition in writing;

(d)            by Parent if any of the conditions in Sections 8.1 or 8.2 have not been satisfied as of the Closing Date, or if satisfaction of such a condition is or becomes impossible (other than through the failure of Parent to comply with its obligations under this Agreement) and Parent has not waived such condition in writing; or

(e)            at the election of the Stockholder Representative and the Company, on the one hand, or Parent, on the other, if the Closing has not occurred on or before May 31, 2021, or such later date as has been agreed to in writing by Parent and the Stockholder Representative; provided that no Party may terminate this Agreement pursuant to this Section 9.1(e) if the failure of the Closing to have occurred on or before said date was due to such Party’s breach of any of its obligations under this Agreement.

9.2           Effect of Termination. In the event of the termination of this Agreement pursuant to any provision of Section 9.1, this Agreement will forthwith become void and have no further force and there will be no liability or further obligation on the part of any Party hereto or its officers, directors, shareholders, managers or members, except that (i) the provisions of ARTICLE 10, ARTICLE 11, Section 7.2(b), this Section 9.2, and any other section that, by its terms, relates to post-termination rights or obligations, will survive such termination of this Agreement and remain in full force and effect, (ii) Parent will return to the Company and the Stockholders, and shall not retain, any and all such information detailed in Section 7.2, and (iii) each Party will remain liable for any breach of this Agreement prior to its termination.

ARTICLE 10

Indemnification

10.1        Survival of Representations and Warranties. The representations and warranties of the Parties contained in this Agreement will survive the Closing through and including the third (3rd) anniversary of the Closing Date; provided, however, that (a) the representations and warranties set forth in Sections 4.1 (Authorization of Agreement), 4.3 (Ownership and Transfer of Capital Stock), 5.1 (Existence and Qualification; Capitalization), 5.2 (Subsidiaries), 5.3 (Authority), 5.13 (Taxes), and 5.27 (Brokers and Intermediaries) (the “Stockholder Fundamental Representations”), (b) the representations and warranties set forth in Sections 6.1 (Existence and Qualification), 6.2 (Authority), and 6.6 (Brokers and Intermediaries) (the “Parent Fundamental Representations”), and (c) the representations and warranties set forth in Sections 5.18 (Environmental Matters), 5.19 (Employee Contracts and Benefits), 5.21 (Permits and Licenses), and 5.22 (Privacy) (the “Special Representations”), each will continue in full force will continue in full force and effect until thirty (30) days after the expiration of the applicable statute of limitations (in each case, the applicable “Survival Period”); and provided, further, that any obligations under Sections 10.2(a)(i) and 10.2(b)(i) will not terminate with respect to any Losses as to which the Person to be indemnified has given notice (stating in reasonable detail, to the extent practicable, the basis of the claim for indemnification) to the Indemnifying Party in accordance with Section 10.3(a) before the termination of the applicable Survival Period.

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10.2        Indemnification.

(a)            Subject to the limitations set forth in Section 10.1, the Key Stockholders, jointly and severally, hereby agree to indemnify, defend, hold harmless and reimburse Parent, and their respective directors, officers, employees, Affiliates, shareholders, agents, attorneys, representatives, successors and permitted assigns (each individually, a “Parent Indemnified Party” and collectively, the “Parent Indemnified Parties”) from and against, and pay to the applicable Parent Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages, interest, fines, penalties, suits, actions, causes of action, assessments, awards, costs and expenses (including costs of investigation and defense and reasonable attorneys’ and other professionals’ fees), whether or not involving a third party claim; but in all cases excluding exemplary, or punitive damages except to the extent such damages are paid in relation to a Third Party Claim (individually, a “Loss” and, collectively, “Losses”) arising out of any of the following:

(i)            any breach or inaccuracy of any representation or warranty made by the Stockholders or the Company in this Agreement;

(ii)           any breach of any covenant or agreement on the part of the Stockholders or the Company under this Agreement;

(iii)          payments in excess of the applicable portion of the Merger Consideration that are required to be paid to the holders of Dissenting Shares and all related costs and expenses, including any interest to be paid thereon;

(iv)          (A) any and all Taxes of the Stockholders for any taxable period, (B) any and all Taxes of the Company or any Company Subsidiary attributable to any Pre-Closing Taxable Period and the portion through the end of the day immediately prior to the Closing Date for any Straddle Period, as calculated in accordance with Section 7.4(a) (“Pre-Closing Taxes”), (C) any and all Taxes of any Person imposed on the Company or any Company Subsidiary as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring on or before the Closing, (D) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary (or any predecessor of the Company or Company Subsidiary) is or was a member on or prior to the Closing Date, including pursuant to Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), and (E) any and all Transfer Taxes;

(v)            any and all Taxes arising as a result of or in connection with the forgiveness of any loan under the CARES Act or other COVID-19 pandemic related legislation, including pursuant to the Paycheck Protection Program;

(vi)           any Company Indebtedness or Company Transaction Expenses that are not taken into account in the final calculation of the Final Closing Cash Consideration;

(vii)         any liability arising out of the PPP Loan; and

(viii)        any claim by any current or former Stockholder or other holder of Equity Securities of the Company relating to, arising out of, or in connection with (A) any calculation set forth in the Closing Payment Schedule or (B) disputes among the Stockholders or any other holder of Equity Securities of the Company over the actions of the Stockholder Representative.

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(b)            Subject to the limitations set forth in Section 10.1, Parent hereby agrees to indemnify, defend, hold harmless and reimburse the Stockholders and their respective directors, officers, members, Affiliates, agents, attorneys, representatives, successors, and permitted assigns (each individually, a “Stockholder Indemnified Party” and collectively, the “Stockholder Indemnified Parties” and, each of the Stockholder Indemnified Parties and the Parent Indemnified Parties being an “Indemnified Party”) from and against, and pay to the applicable Stockholder Indemnified Parties the amount of any and all Losses arising out of any of the following:

(i)            any breach or inaccuracy of any representation or warranty made by Parent or the Merger Subs in this Agreement; and

(ii)           any breach of any covenant or agreement on the part of Parent or the Merger Subs under this Agreement.

(c)            For all purposes under this ARTICLE 10, any and all references qualified by concepts of, or the words, “material,” “materially,” “materiality” or “Material Adverse Effect” or similar qualification shall be disregarded in the calculation of the amount of any Losses and determination whether a breach of a representation or warranty has occurred.

(d)           The indemnification rights under this ARTICLE 10 are the parties’ sole and exclusive remedies against one another with respect to matters arising under this Agreement whether or not arising under law, of any kind or nature and the parties hereby waive and release any other rights, remedies, causes of action or claims arising under this Agreement, of any kind or nature; provided, however, that nothing in this Agreement shall be deemed to limit any party’s claims seeking specific performance or injunctive relief or other equitable relief as provided for in this Agreement.

10.3        Indemnification Procedures.

(a)           The Indemnified Party seeking indemnification hereunder (a “Claimant”) will promptly give notice to the Parties from which indemnification is claimed (the “Indemnifying Party”) of any demand, suit, assertion of liability or claim. If the claim relates to an action, suit or proceeding filed by another Person against the Claimant (a “Third Party Claim”), then such notice shall be given by the Claimant within twenty (20) Business Days after written notice of such action, suit or proceeding is given to the Claimant and shall include true, correct and complete copies of all suit, service and claim documents; provided, however, that the failure or delay of the Claimant to provide any such notice or deliver such copies shall not release the Indemnifying Party from any of its obligations under this ARTICLE 10 unless (and then solely to the extent that) the Indemnifying Party is materially prejudiced thereby.

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(b)           With respect to claims solely between the Parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party reasonably deems necessary or desirable, and the Claimant agrees to make available to the Indemnifying Party and its authorized representatives all information relevant and necessary to substantiate the claim, except to the extent any attorney-client privilege would thereby be vitiated. If the Claimant and the Indemnifying Party agree at or prior to the expiration of such thirty (30)-day period to the validity and amount of such claim, then the Indemnifying Party shall promptly pay to the Claimant the full amount of the claim, subject to the terms and limitations hereof. If the Claimant and the Indemnifying Party do not reach any such agreement within such thirty (30)-day period, then the Claimant may seek an appropriate remedy at law or in equity, as applicable, subject to the terms and limitations hereof. If the Indemnifying Party fails to respond to the Claimant within such thirty (30)-day period then the Indemnifying Party shall be deemed to have agreed to the full amount of the claim.

(c)           With respect to any Third Party Claim, the Indemnified Party shall promptly cause written notice of the assertion of any Third Party Claim to be forwarded to the Indemnifying Party. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim will not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party is materially prejudiced as a result of such failure. Subject to the provisions of this Section 10.2, the Indemnifying Party will have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party. The Indemnifying Party will have the right, at its sole expense, to defend against, negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder; provided, that the Indemnifying Party shall have acknowledged in writing to the Indemnified Party its obligation to indemnify the Indemnified Party as provided hereunder and provided evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party’s financial ability to properly defend such Third Party Claim. If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any such Third Party Claim, it shall within ten (10) Business Days of its receipt of the Indemnified Party’s written notice of the assertion of such Third Party Claim notify the Indemnified Party of its intent to do so; provided, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard. If the Indemnifying Party elects not to (or is not eligible to) defend against, and (subject to the other limitations set forth in this Agreement) negotiate, settle or otherwise deal with any Third Party Claim which relates to any Losses indemnified against hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, this will not waive the Indemnifying Party’s right to dispute that it is obligated to indemnify the Indemnified Party hereunder, and the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnified Party defends any Third Party Claim for which the Indemnifying Party is liable to indemnify it hereunder, then the Indemnifying Party shall reimburse the Indemnified Party for the expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party may participate, at his or its own expense, in (but not control) the defense of such Third Party Claim; provided, however, that such Indemnified Party will be entitled to participate (but not control) in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict of interests exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. The parties hereto agree to provide reasonable access to the other to such documents and information as may be reasonably requested in connection with the defense, negotiation or settlement of any such Third Party Claim.

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(d)            Notwithstanding anything in this Section 10.3 to the contrary, upon assuming the defense of any Third Party Claim, the Indemnifying Party will not, without the written consent of the Indemnified Party (which will not be unreasonably withheld or delayed), settle or compromise any Third Party Claim or permit a default or consent to entry of any judgment unless such settlement or judgment (i) relates solely to monetary damages for which the Indemnifying Party shall be responsible and (ii) includes an unqualified release of the Indemnified Party from all liability in respect of the Third Party Claim.

(e)            After any final decision, judgment or award has been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement has been consummated, or the Indemnified Party and the Indemnifying Party have arrived at a mutually binding agreement, in each case with respect to a Third Party Claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall pay all of such remaining sums so due and owing to the Indemnified Party within five (5) Business Days after the date of such notice.

(f)            In the event of a conflict between this Section 10.3 and Section 7.4(b) in respect of a Contest, the provisions of Section 7.4(b) will control.

10.4        Limitations on Indemnification. The aggregate amount of all Losses for which the Key Stockholders shall be liable pursuant to Section 10.2(a)(i) shall not exceed One Million Dollars ($1,000,000) (the “Rep and Warranty Cap”); provided, however, that the aggregate amount of all Losses for which the Key Stockholders shall be liable for a breach of any of the Stockholder Fundamental Representations and the Special Representations shall not exceed Twenty Million Dollars ($20,000,000) (the “Breach Cap”). Notwithstanding the foregoing, the Rep and Warranty Cap and the Breach Cap will not apply with respect to any Losses arising from willful misconduct or from fraud. Notwithstanding anything to the contrary in this Agreement, no Claimant will be entitled to indemnification for any Losses arising from a Claim pursuant to Section 10.2(a)(i) hereof until the aggregate amount of all Losses in respect of indemnification under Section 10.2(a)(i) exceeds One Hundred Thousand Dollars ($100,000.00) (the “Basket”), in which event the Key Stockholders shall be required to pay or be liable for all such Losses from the first dollar.

10.5        Merger Consideration Adjustments. Any amounts payable under this ARTICLE 10 will be treated by the Parties as an adjustment to the Merger Consideration, unless otherwise required by Law.

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10.6        Payment of Claims; Setoff of Holdback; Clawback of Merger Shares.

(a)            With respect to any claim for indemnification asserted by any Parent Indemnified Party and finally determined in accordance with Section 10.3(b) above, the Parent Indemnified Party shall first seek and shall be entitled to payment or reimbursement for Losses from the Holdback in accordance with Section 2.12 and next the Parent Indemnified Party may seek and shall be entitled to payment or reimbursement for Losses directly from the Key Stockholders, subject to any limits on indemnification in this Agreement; provided, however, that, with respect to Pre-Closing Taxes or Stockholder Taxes, the Parent Indemnified Party shall, at its sole discretion, be entitled to first seek payment or reimbursement directly from the Key Stockholders. Subject to the first sentence of this Section 10.6(a), with respect to any claim for indemnification pursuant to which the Parent Indemnified Party seeks payment or reimbursement for Losses directly from a Key Stockholder, promptly upon such claim (or any portion of such claim) becoming finally resolved by the Parent Indemnified Party and the Indemnifying Party, whether by adjudication of such matter in accordance with Section 10.3(b) above or by agreement between the Parent Indemnified Party and the Indemnifying Party (an “Approved Parent Indemnification Claim”) (and in any case within fifteen (15) days thereof), such Key Stockholder shall pay to an account designated in writing by the Parent Indemnified Party by wire transfer of immediately available funds an amount equal to such Losses in respect of such Approved Parent Indemnification Claim, subject to any limits on indemnification in this Agreement.

(b)            In the event that any Parent Indemnified Party is entitled to any payment pursuant to this ARTICLE 10 that is not paid or otherwise satisfied in accordance with Section 10.6(a), Parent shall have the right, in its sole discretion, to redeem and cancel such portion of the Merger Shares then held by the Stockholders or in the Stockholders’ names having a value equal to the amount of Losses that have not been paid. For the purpose of the foregoing, the number of Merger Shares to be canceled shall be calculated using the average closing price of Parent Common Stock for the twenty (20) consecutive Trading Days immediately preceding the date of the cancellation of the Merger Shares, as reported on NASDAQ Capital Market.

(c)            With respect to any claim for indemnification asserted by any Stockholder Indemnified Party and finally determined in accordance with Section 10.3(b) above, the Stockholder Indemnified Party may seek and shall be entitled to payment or reimbursement for Losses directly from Parent, subject to any limits on indemnification in this Agreement. Subject to the first sentence of this Section 10.6(c), with respect to any claim for indemnification pursuant to which the Stockholder Indemnified Party seeks payment or reimbursement for Losses directly from Parent, promptly upon such claim (or any portion of such claim) becoming finally resolved by the Stockholder Indemnified Party and the Indemnifying Party in accordance with Section 10.3(b) above (an “Approved Stockholder Indemnification Claim”) (and in any case within fifteen (15) days thereof), Parent shall pay to an account designated in writing by the Stockholder Representative by wire transfer of immediately available funds an amount equal to such Losses in respect of such Approved Stockholder Indemnification Claim, subject to any limits on indemnification in this Agreement.

ARTICLE 11
MISCELLANEOUS

11.1        Notices. All notices required or permitted under this Agreement must be given in writing, must reference this Agreement and will be deemed to have been delivered and given (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient or, if not, then on the next Business Day; (c) five (5) days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid; (d) one (1) Business Day after deposit with a nationally-recognized commercial overnight courier, specifying next day delivery, with written verification of receipt; or (e) by email with the original transmitted by one of the other methods specified above (which shall be deemed received in accordance with the provisions of subsections (a)-(d)). All notices must be sent to the addresses set forth on Annex C or to such other address as may be designated by a Party by giving written notice to the other Parties pursuant to this Section 11.1.

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11.2        Binding Effect; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by either the Stockholders or Parent without the prior written consent of the other Parties hereto and any attempted assignment without the required consents will be void; provided, however, that Parent may assign this Agreement and any or all rights or obligations hereunder to any Affiliate of Parent, to any Person to which Parent or any of its Affiliates proposes to sell all or substantially all of the assets relating to the Company’s business, or by operation of law pursuant to a business combination; provided further, that no such assignment of rights or obligations will relieve Parent of its obligations hereunder. Upon any such permitted assignment, the references in this Agreement to Parent will also apply to any such assignee unless the context otherwise requires.

11.3        Complete Agreement. This Agreement, including any and all Annexes, Exhibits and Schedules hereto and thereto, and the other documents contemplated hereby constitute the entire agreement of the Parties with respect to the subject matter hereof.

11.4        Modifications and Waivers. This Agreement may not be modified except in a writing duly executed by the Parties. Any waiver must be in writing.

11.5        Counterparts. This Agreement may be executed simultaneously in one or more counterparts (whether they be original signatures, electronic, or facsimile signatures), each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

11.6        Right to Set-Off. Parent may recover any amounts that become payable hereunder by the Stockholders, as finally agreed by the Parties or as determined by any final decision, judgment or award confirming the amount payable to Parent, from an offset against any other amounts payable to the Stockholders under this Agreement or by separate agreement.

11.7        Severability. In the event that any one or more provisions of this Agreement is for any reason held invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision that, insofar as practical, implements the purposes and intents of this Agreement.

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11.8        Governing Law; Consent to Jurisdiction, Waiver of Jury Trial. This Agreement is to be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws. Each of the Parties. hereto irrevocably submits to the exclusive jurisdiction of the courts of the Court of Chancery of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each Party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the Parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, that (i) the proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

11.9        Specific Performance. Each of the Parties hereto acknowledges that the other Party would be irreparably damaged and would not have an adequate remedy at law for money damages in the event that any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Accordingly, each of the Parties hereto agrees that the other Party will be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which they may be entitled, at law or in equity.

11.10      Public Announcements. None of the Parties will issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated hereby except with the prior written approval of Parent and the Stockholder Representative regarding the timing and content of such announcement; provided that any Party hereto may make any disclosure that it in good faith determines to be necessary to comply with any applicable Law, regulation, or any order of any court or federal, state, municipal or other Governmental Entity (including, without limitation, Parent’s public disclosure obligations under the Exchange Act).

11.11      Appointment and Authorization of the Stockholder Representative.

(a)            Each Stockholder irrevocably appoints and authorizes Paul S. Marsh, an individual (the “Stockholder Representative”) as its or his agent and attorney-in-fact to take such action as agent and attorney-in-fact on its or his behalf and to exercise such powers under this Agreement and any other documents delivered by the Stockholders hereunder which require any form of approval or consent of Stockholders, together with all such powers as are reasonably incidental thereto. The Stockholder Representative may perform his duties as such through sub-agents and attorneys-in-fact and will have no liability for any acts or omissions of any such sub-agent or attorney if selected by him with reasonable care. Parent will be entitled to deal exclusively with the Stockholder Representative on behalf of any and all Stockholders with respect to all matters relating to this Agreement and will be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholder Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholder Representative, as fully binding upon such Stockholder.

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(b)            Without limiting the generality of the foregoing Section 11.11(a), the Stockholder Representative, acting without the consent of any other Stockholder, is hereby authorized by each such Stockholder to (i) take any and all actions required to be taken by such Stockholder under this Agreement without any further consent or approval from any Stockholder, or other Person, (ii) supervise, defend, coordinate and negotiate claims for indemnification under Section 7.4 and/or ARTICLE 10 (including settlements thereof), (iii) effect payments to Stockholders hereunder, (iv) receive or give notices hereunder, (v) receive or make payment hereunder, (vi) execute waivers or amendments hereof, and/or (vii) execute and deliver documents, releases and/or receipts hereunder.

(c)            The Stockholder Representative will have no liability for any action or omission otherwise taken by him hereunder except in the case of willful misconduct, fraud or gross negligence by the Stockholder Representative. The Stockholder Representative will not be deemed to be a trustee or other fiduciary on behalf of any Stockholder, or any other Person, nor will the Stockholder Representative have any liability in the nature of a trustee or other fiduciary. The Stockholder Representative makes no representation or warranty as to, nor will the Stockholder Representative be responsible for or have any duty to ascertain, inquire into or verify: (1) any statement, warranty or representation made by the Company and/or the Stockholders in or in connection with this Agreement or any other document or instrument contemplated hereby; (2) the performance or observance of any of the covenants or agreements of the Company and/or the Stockholder Representative under this Agreement or any other or any other document or instrument contemplated hereby; or (3) the genuineness, legality, validity, binding effect, enforceability, value, sufficiency or effectiveness of this Agreement or any other document or instrument contemplated hereby. The Stockholder Representative will not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, facsimile or similar writing) believed by him to be genuine and to be signed or sent by the proper party or parties.

(d)            Each Stockholder shall pay or reimburse, based on his Pro Rata Share, the Stockholder Representative, upon presentation of an invoice, for all reasonable costs and expenses of the Stockholder Representative (including fees and expenses of counsel to the Stockholder Representative) in connection with: (i) the performance and enforcement of this Agreement and or any other document or instrument contemplated hereby and/or the protection or preservation of the rights of each Stockholder and/or the Stockholder Representative against Parent or its Affiliates, and (ii) any amendment, modification or waiver of any of the terms of this Agreement or any other document or instrument contemplated hereby (whether or not any such amendment, modification or waiver is signed or becomes effective).

(e)            Each Stockholder shall, based on his Pro Rata Share, indemnify, defend and hold harmless the Stockholder Representative and the Stockholder Representative’s Affiliates and their respective partners, directors, officers, managers, members, agents, attorneys, employees and shareholders of each of the foregoing against any claim that such indemnitees may suffer or incur in connection with his capacity as Stockholder Representative, or any action taken or omitted by such indemnitees hereunder or thereunder (except such resulting from such indemnitee’s willful misconduct, gross negligence or fraud).

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(f)            The Stockholder Representative may resign at any time by giving notice thereof to the Stockholders and Parent. Upon any such resignation, a majority of the Stockholders (based on their respective Pro Rata Shares) shall appoint a successor Stockholder Representative. If no successor Stockholder Representative has been appointed by Stockholders, and has accepted such appointment, within thirty (30) days after the retiring Stockholder Representative gives notice of resignation, then the retiring Stockholder Representative, on behalf of Stockholders, may appoint a successor Stockholder Representative, which may be any Stockholder. Upon the acceptance of his appointment as Stockholder Representative hereunder by a successor Stockholder Representative and notice in writing to Parent, such successor Stockholder Representative will thereupon succeed to and become vested with all the rights and duties of the retiring Stockholder Representative, and the retiring Stockholder Representative will be discharged from his duties and obligations hereunder. After the retiring Stockholder Representative’s resignation hereunder as Stockholder Representative, the provisions of this Agreement will inure to his benefit as to any actions taken or omitted to be taken by him while he was Stockholder Representative. This same procedure shall apply upon the Stockholder Representative’s death or permanent disability.

(g)           The Stockholders (other than any Stockholder that is the Stockholder Representative), acting by a majority of the remaining Stockholders (based on their respective Pro Rata Shares), shall be permitted to remove any Stockholder Representative if a court of competent jurisdiction has ruled, in a final, non-appealable decision, that such Stockholder Representative has engaged in fraud, gross negligence or willful misconduct in connection with his activities as Stockholder Representative. Simultaneously with any such removal, such Stockholders (acting by a majority based on their respective Pro Rata Shares) shall (i) appoint a successor Stockholder Representative and (ii) provide written notice thereof to Parent, who will be entitled to rely upon such written notice for all purposes of this Agreement. Such successor Stockholder Representative will thereupon succeed to and become vested with all the rights and duties of the removed Stockholder Representative, and the removed Stockholder Representative will be discharged from his duties and obligations hereunder. After the removed Stockholder Representative’s removal hereunder as Stockholder Representative, the provisions of this Agreement will inure to his benefit as to any actions taken or omitted to be taken by him while Stockholder Representative.

(h)           This Section 11.11 sets forth all of the duties of the Stockholder Representative with respect to any and all matters pertinent hereto. No implied duties or obligations will be read into this Agreement against the Stockholder Representative. The obligations of the Stockholder Representative hereunder are only those expressly set forth herein.

SIGNATURES ON THE FOLLOWING PAGE

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed effective as of the day and year first above written.

PARENT:

Fathom Holdings Inc.

By:	/s/ Joshua Harley
Name:	Joshua Harley
Title:	Chief Executive Officer

MERGER SUBS:

FATHOM MERGER SUB A, INC.

By:	/s/ Joshua Harley
Name:	Joshua Harley
Title:	President

FATHOM MERGER SUB B, LLC

By:	/s/ Joshua Harley
Name:	Joshua Harley
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

company:

E4:9 HOLDINGS, INC.

By:	/s/ Nathan E. Dagley
Name:	Nathan E. Dagley
Title:	President

STOCKHOLDERS:

D6 HOLDINGS, LLC

By:	/s/ Nathan E. Dagley
Name:	Nathan E. Dagley
Title:	President

/s/ Paul S. Marsh	(SEAL)
Paul S. Marsh

/s/ James R. Smith	(SEAL)
James R. Smith

/s/ Marcus Henneke	(SEAL)
Marcus Henneke

/s/ Robert Cox	(SEAL)
Robert Cox

/s/ Edmund W. King	(SEAL)
Edmund W. King

/s/ Matthew Brown	(SEAL)
Matthew Brown

/s/ Clayton Bohannan	(SEAL)
Clayton Bohannan

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

/s/ James Piper	(SEAL)
James Piper

/s/ Christopher Lebedzinski	(SEAL)
Christopher Lebedzinski

STOCKHOLDER REPRESENTATIVE:

/s/ Paul S. Marsh	(SEAL)
Paul S. Marsh

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX A

Definitions

Capitalized terms used in the Agreement to which this Annex A is attached will have the following respective meanings, and all references to Sections, Schedules or Annexes in the following definitions will refer to Sections, Schedules or Annexes of or to such Agreement:

“83(b) Election” has the meaning set forth in Section 5.13(q).

“ACA” has the meaning set forth in Section 5.19(g).

“Accounting Principles” means GAAP, applied using the accounting principles, methods and practices utilized in preparing the Financial Statements, applied on a consistent basis.

“Accredited Investor” has the meaning assigned to that term in Rule 501(a) of Regulation D promulgated under the Securities Act (17 C.F.R. 230.501).

“Accredited Investor Questionnaire” has the meaning set forth in Section 2.9(b).

“Additional Shares” has the meaning set forth in Section 2.9(g).

“Affiliate” means any Person that, directly or indirectly, through one or more intermediaries, (a) owns or controls another Person, (b) is owned or controlled by another Person, or (c) is under common control or ownership with another Person, and “ownership” means the direct or indirect beneficial ownership of more than 50% of the equity securities of a Person, or, in the case of a Person that is not a corporation, more than 50% of the voting and/or equity interest.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Approved Parent Indemnification Claim” has the meaning set forth in Section 10.6(a).

“Approved Stockholder Indemnification Claim” has the meaning set forth in Section 10.6(c).

“Arbitration Firm” has the meaning set forth in Section 2.11(c).

“Audited Financial Statements” has the meaning set forth in Section 7.12.

“Balance Sheet Date” has the meaning set forth in Section 5.7(a).

“Basket” has the meaning set forth in Section 10.4.

“BBA Audit Rules” means the provisions for United States federal income Tax audits of entities taxable as a partnership in Subchapter C of Chapter 63 of the Code as currently in effect and as may be amended and in effect from time to time (a) as applicable for taxable years beginning after December 31, 2017, and (b) as may be elected by a taxpayer to be applicable to certain earlier taxable years, and including any Regulations or other Law interpreting, implementing, or applying such provisions.

“Bonus Shares” has the meaning set forth in Section 2.8.

“Bonus Shares Amount” has the meaning set forth in Section 2.8.

“Breach Cap” has the meaning set forth in Section 10.4.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in Raleigh, North Carolina are permitted or required by Law, executive order or governmental decree to remain closed.

“Capital Interest” has the meaning set forth in this Annex A under the term “Equity Securities”.

“CARES Act” has the meaning set forth in Section 5.13(z).

“Causes of Action” has the meaning set forth in Section 7.7(a).

“Certificates of Merger” means, collectively, the First Certificate of Merger and the Second Certificate of Merger.

“Claimant” has the meaning set forth in Section 10.3(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash Adjustment” has the meaning set forth in Section 2.8.

“Closing Cash Base Amount” has the meaning set forth in Section 2.8(a)(i).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Date Dispute” has the meaning set forth in Section 2.11(b).

“Closing Payment Schedule” a written statement prepared in good faith by the Company and reasonably acceptable to Parent that sets forth, by payee, the aggregate amount of, and wire transfer instructions for, as applicable, (a) the Estimated Company Indebtedness to be paid at Closing (other than the PPP Loan), (b) the Estimated Transaction Expenses to be paid at Closing, (c) the Estimated Net Working Capital, (d) the amount of the Closing Cash Adjustment, (e) the amount of the Initial Closing Cash Consideration, and that also sets forth the calculation of the Merger Shares and the number of such Merger Shares to be received by each Stockholder in connection with the First Merger, (f) the names of certain employees of the Company Subsidiaries to receive the Bonus Shares and the number of Bonus Shares to be received by each employee, and (g) the PPP Loan Amount to be deposited in the PPP Escrow on behalf of the Company and Real Systems Sales Results, LP.

“Closing Statement” has the meaning set forth in Section 2.11(a).

“COBRA” has the meaning set forth in Section 5.19(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Benefit Plan” means each: (i) deferred compensation, executive compensation, bonus, pension, retirement, profit-sharing, tax gross-up, equity or equity-based, phantom equity or any other employee benefit plan, contract, agreement, program or other arrangement providing for compensation or other benefits to employees (including officers) or independent contractors, individually or as a group, to which the Company or any Related Employer (as defined below) is a party or by which it is bound; (ii) “employee pension benefit plan,” as defined in section 3(2) of ERISA (whether or not subject to ERISA), maintained by the Company or any Related Employer or to which the Company or any Related Employer contributes or is required to contribute, including any multi-employer pension plan; (iii) “employee welfare benefit plan,” as defined in section 3(1) of ERISA, maintained by the Company or any Related Employer or to which the Company or any Related Employer contributes or is required to contribute, including any multi-employer welfare plan (whether or not subject to ERISA); or (iv) any other plan under which “fringe benefits” (including, without limitation, vacation plans or programs, severance benefits, supplemental retirement, sabbatical, sick leave plans or programs, dental, vision, or medical plans or programs, disability, employee relocation, cafeteria benefit (Code section 125) or dependent care (Code section 129), life insurance or accident insurance plans, programs or arrangements, or related or similar benefits) are afforded to employees of, or otherwise required to be provided by, the Company or (v) other fringe or employee benefit plans, programs, or arrangements, in each case which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Related Employer for the benefit of any service providers who perform services in the United States, or with respect to which the Company or any Related Employer has or may have any liability or obligation. For the avoidance of doubt, the term Company Benefit Plan includes any of the foregoing plans, contracts, agreements, programs or arrangements regardless of whether such plans, contracts, agreements, programs, or arrangements are written or unwritten.

“Company Disclosure Schedule” has the meaning set forth in the Preamble to ARTICLE 5.

“Company Indebtedness” means the Indebtedness of the Company and the Company Subsidiaries as of 11:59 p.m. on the date immediately prior to the Closing Date, as computed in accordance with the Accounting Principles, other than the PPP Loan.

“Company Intellectual Property” means any and all Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Privacy Obligations” has the meaning set forth in Section 5.22.

“Company Privacy Policies” has the meaning set forth in Section 5.22.

“Company Resolutions” has the meaning set forth in Section 3.1(a).

“Company Share Certificates” has the meaning set forth in Section 2.9(e).

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Company Source Code” has the meaning set forth in Section 5.14(l).

“Company Subsidiary” has the meaning set forth in Section 5.2(a).

“Company Transaction Expenses” means (a) all fees, costs and expenses of any brokers, financial advisors, consultants, accountants, attorneys or other professionals engaged by the Company, any Company Subsidiary or any Stockholder in connection with the structuring, negotiation or consummation of the Mergers, (b) any bonuses or similar compensation payable by the Company or any Company Subsidiary to employees, officers, managers, consultants, representatives or agents in connection with the Mergers, except for the Bonus Shares, and (c) the employer portion of any payroll or similar Taxes and any increased fringe benefits or similar items that are incurred or accrue (even if the due date of remittance is deferred under the CARES Act or other analogous Tax Law) by reason of or in connection with (i) the payment of any bonuses or other compensation described in the foregoing clause (b), (ii) the vesting of any equity interest in the Company (to the extent issued prior to the Effective Time) as a result of or in connection with the transactions contemplated by this Agreement, or (iii) the payment of the Bonus Shares.

“Computer Systems” means all servers, computer hardware, networks, software databases, telecommunications systems, interfaces, applications and related systems of the Company or used by the Company and its contractors.

“Contest” has the meaning set forth in Section 7.4(b).

“Contract” means any written or oral contract, agreement, lease, license, commitment or other arrangement, including any amendment, supplement, exhibit or addendum thereto.

“Copyrights” means any and all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated.

“Deficiency” has the meaning set forth in Section 2.11(d).

“DGCL” has the meaning set forth in the recitals to this Agreement.

“Dispute Presentations” has the meaning set forth in Section 2.11(c).

“Dissenting Shares” has the meaning set forth in Section 2.7(a).

“Dissenting Stockholder” has the meaning set forth in Section 2.7(a).

“DLLCA” has the meaning set forth in the recitals to this Agreement.

“Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the Internet.

“Effective Time” has the meaning set forth in Section 2.3(a).

“Environmental Laws” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended (“CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended, and any other applicable Law as now or previously in effect and regulating, relating to, or imposing liability or standards of conduct concerning air emissions, water discharges, noise emissions, the release or threatened release or discharge of any Hazardous Material into the environment, the generation, handling, treatment, storage, transport or disposal of any Hazardous Material, or otherwise concerning pollution or the protection of the outdoor or indoor environment and employee or human health or safety.

“Equity Securities” means (a) capital stock, partnership or membership interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (a “Capital Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Capital Interest, (c) stock appreciation, phantom stock, equity participation or similar rights and (d) securities convertible into or exercisable or exchangeable for any Capital Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Statement” has the meaning set forth in Section 2.8(b).

“Estimated Company Indebtedness” means the Company’s good faith estimate of the Indebtedness of the Company (other than the PPP Loan) as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Estimated Company Transaction Expenses” means the Company’s good faith estimate of the Company Transaction Expenses as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Estimated Net Working Capital” means the Company’s good faith estimate of Net Working Capital as of 11:59 p.m. on the date immediately prior to the Closing Date, as set forth in the Estimated Closing Statement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Closing Cash Consideration” means an amount equal to (a) the Closing Cash Base Amount plus (b) the amount, if any, by which Net Working Capital exceeds the Target Net Working Capital less (c) the amount, if any, by which the Target Net Working Capital exceeds Net Working Capital less (d) Company Indebtedness (other than the PPP Loan) less (e) the PPP Loan Amount less (f) Company Transaction Expenses less (g) the Holdback.

“Final Determination” means a determination within the meaning of section 1313(a) of the Code or a comparable final determination of Tax liability under provisions of other Tax Law.

“Final Return Deficiency” has the meaning set forth in Section 7.4(c)(ii).

“Financial Statements” has the meaning set forth in Section 5.7(a).

“First Certificate of Merger” has the meaning set forth in Section 2.3(a).

“First Merger” has the meaning set forth in the recitals to this Agreement.

“First-Step Surviving Corporation” has the meaning set forth in Section 2.1.

“Forfeited Shares” has the meaning set forth in Section 2.9(g).

“GAAP” means generally accepted accounting principles in the United States as of the date hereof, consistently applied.

“Good Faith Dispute Resolution Period” has the meaning set forth in Section 2.11(c).

“Governmental Entity” means any federal, state, local, municipal, foreign or other governmental department, authority, commission, board, court, administrative agency, bureau, body or instrumentality.

“Hazardous Material” means any pollutant, contaminant or hazardous, toxic, biohazardous, or dangerous waste, substance, constituent or material, defined or regulated as such in, or for purposes of, any Environmental Law, including, without limitation, any asbestos, any petroleum, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, microbial matter, greenhouse gas, per- and polyfluoroalkyl substances, and any other substance that may give rise to liability under any Environmental Law.

“Holdback” has the meaning set forth in Section 2.8(a)(vii).

“Holdback Period” means the twelve (12) month period immediately following the Closing Date.

“Indebtedness” of any Person means, without duplication, (a) any indebtedness for borrowed money, (b) any other indebtedness evidenced by bonds, debentures, notes or other similar instruments, (c) any obligations as lessee under leases for personal property that, in accordance with GAAP, are required to be classified and accounted for as a capital lease on the balance sheet of such lessee, (d) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (e) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (f) all obligations arising from cash/book overdrafts, (g) all obligations secured by a Lien, (h) all indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables incurred in the Ordinary Course of Business which are not past due by more than 30 days based on the due date specified in the invoice therefor, or if no due date is specified, then based on past custom and practice, or which are currently being disputed by the Company in good faith), (i) any liability for earned and unused vacation or personal time off of the employees of the Company or any Company Subsidiary, (j) all accrued interest, prepayment premiums or penalties related to any of the foregoing, and (k) any guaranty of any of the foregoing.

“Indemnified Party” has the meaning set forth in Section 10.2(b).

“Indemnifying Party” has the meaning set forth in Section 10.3(a).

“Initial Closing Cash Consideration” has the meaning set forth in Section 2.8.

“Letter of Transmittal” means a letter of transmittal in the form attached hereto as Exhibit D.

“Intellectual Property” means any or all of the following: (i) Patents, (ii) Copyrights, (iii) Trademarks, (iv) Trade Secrets, (v) proprietary inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (vi) proprietary business, technical and know-how information, non-public information and confidential information including databases and data collections; (vii) works of authorship (including computer programs, source code, object code, whether embodied in software, firmware or otherwise), architecture, artwork, logo images, documentation, files, records, schematics, emulation and simulation reports, test vectors and hardware development tools; (viii) proprietary processes, devices, prototypes, schematics, test methodologies and hardware development tools; (ix) World Wide Web addresses, uniform resource locators and Domain Names; and (x) any similar or equivalent property of any of the foregoing (as applicable).

“Intellectual Property Rights” means any and all worldwide common law and statutory rights in, arising out of, or associated with the Intellectual Property.

“IRS” has the meaning set forth in Section 5.19(d).

“Key Stockholder” and “Key Stockholders” shall include D6 Holdings, LLC, Paul S. Marsh and James R. Smith.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of any of the Stockholders, or any of the managers or officers of the Company or any and each Company Subsidiary, and the knowledge that such individuals reasonably should have obtained in the diligent performance of his or her normal functions on behalf of the Company as a manager, officer, employee or equityholder, as applicable.

“Knowledge of the Stockholders” or “Stockholders’ Knowledge” means the actual knowledge of any of the Stockholders and the knowledge that such individuals reasonably should have obtained in the diligent performance of his or her normal functions as a Stockholder of the Company.

“Knowledge of Parent” or “Parent’s Knowledge” means the actual knowledge of any of the directors or officers of Parent or each Merger Sub, and the knowledge that such individuals reasonably should have obtained in the diligent performance of his or her normal functions on behalf of Parent as a director or officer, as applicable.

“Law” means any law, statute, regulation, ordinance, rule, order, decree or governmental requirement enacted, promulgated, entered into or imposed by any Governmental Entity, in each case, as enacted and in effect on or prior to the Closing Date.

“Lease Agreements” has the meaning set forth in Section 5.12(b).

“Leased Real Property” has the meaning set forth in Section 5.12(a).

“Licensed Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights licensed to the Company or any of its Subsidiaries by third parties.

“Lien(s)” means: (a) any mortgage, deed of trust, collateral assignment, lien, security agreement, pledge, hypothecation, assignment, deposit arrangement, lease, encumbrance, easement charge, preference, priority or other security interest of any kind; (b) any purchase option, call option or similar right (including, in the case of securities, any right or transfer restriction thereon, any proxy, voting agreement, shareholder agreement or similar agreement with respect thereto, any reservation thereof for any purpose, any preemptive right, right of first offer or first refusal or similar right with respect thereto contained outside of the Organizational Documents of the Company or any Company Subsidiary); (c) any easement, restriction, right of way or similar right of any kind; or (d) any agreement to grant or enter into any arrangement described in clause (a), (b) or (c).

“Loan” (or, collectively, “Loans”) means any written or oral loan, loan agreement, note or borrowing arrangement or extension of credit (including any lease, credit enhancement, commitment, guaranty, participation interest and interest-bearing asset).

“Lock-up Agreement” has the meaning set forth in Section 3.1(n).

“Loss” or “Losses” has the meaning set forth in Section 10.2(a).

“Material Adverse Effect” means any change, event or circumstance that (a) has had, or would reasonably be expected to have, a materially adverse effect on the business, assets, operations, or financial condition of the Company or any Company Subsidiary taken as a whole or (b) materially and adversely affects the ability of the Company or the Stockholders to perform their obligations hereunder or to consummate the transactions contemplated hereby.

“Material Contracts” has the meaning set forth in Section 5.15(a).

“Merger Consideration” has the meaning set forth in Section 2.8.

“Mergers” has the meaning set forth in the recitals to this Agreement.

“Merger Shares” means the number of shares of Parent Common Stock determined by dividing Sixteen Million Seven Hundred Fifty Thousand Dollars ($16,750,000) by the per share price of Parent Common Stock equal to the average closing price of Parent Common Stock for the period of consecutive Trading Days beginning on March 5, 2021 and ending on the Trading Day immediately preceding the Closing Date, as reported on NASDAQ Capital Market.

“Merger Sub I” has the meaning assigned in the preamble to this Agreement.

“Merger Sub II” has the meaning assigned in the preamble to this Agreement.

“Merger Subs” has the meaning assigned in the preamble to this Agreement.

“Net Working Capital” means the aggregate value of the current assets of the Company (excluding unpaid revenue and any income Tax assets) less the aggregate value of the current liabilities of the Company (excluding income Tax liabilities and any liabilities included in Company Indebtedness or Company Transaction Expenses and including projected wages payable and rents payable for the two week period immediately following Closing (but excluding any payments payable to the Stockholders during such period)), in each case determined as of 11:59 p.m. on the date immediately prior to the Closing Date and calculated in accordance with the Accounting Principles and in a manner consistent with Annex D.

“Open Source Software” means any open source code, freeware, libraries or any source code subject to any license identified as an “open source license” by the Open Source Initiative or Free Software Foundation or any similar licensing or distribution model.

“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practices.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement, buy-sell agreement, or such other organizational documents of such Person.

“Owned Company Intellectual Property” means all Intellectual Property and Intellectual Property Rights owned by the Company Subsidiaries.

“Parent” has the meaning set forth in the preamble to this Agreement.

“Parent Common Stock” means the voting common stock, no par value, of Parent.

“Parent Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE 6.

“Parent Fundamental Representations” has the meaning set forth in Section 10.1.

“Parent Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Parent Stock Plan” means the Fathom Holdings Inc. 2019 Omnibus Stock Incentive Plan.

“Party” or “Parties” has the meaning assigned in the preamble to this Agreement.

“Patents” means any patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof throughout the world.

“Permits” has the meaning set forth in Section 5.21.

“Person” means an individual, corporation, partnership, limited liability company, unincorporated association, trust, trustee on behalf of a trust, estate, joint venture or other organization or entity or Governmental Entity and includes any successor (by merger or otherwise) of such entity.

“Personal Data” means any information relating to an identified or identifiable natural person; an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural, or social identity of that person.

“Personal Property Leases” has the meaning set forth in Section 5.16.

“PPP Escrow” means the escrow account established pursuant to the terms and conditions of the PPP Escrow Agreement.

“PPP Escrow Agreement” has the meaning set forth in Section 3.1(p).

“PPP Loan Amount” has the meaning set forth in Section 2.8(a)(v).

“PPP Loan” means the Paycheck Protection Program loan as evidenced by that certain Promissory Note, dated March 12, 2021, by and between Real Systems Sales Results, LP and Comerica Bank in the original principal amount of $75,600.

“Pre-Closing Taxable Period” has the meaning set forth in Section 7.4(c)(ii).

“Pre-Closing Taxes” has the meaning set forth in Section 10.2(a)(iv).

“Privacy Laws” has the meaning set forth in Section 5.22.

“Proprietary Software” has the meaning set forth in Section 5.14(i).

“Pro Rata Share” means, with respect to each Stockholder, the pro rata share specified opposite his or its name on Annex B, which is incorporated herein by reference.

“Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Approvals” means all necessary consents, approvals, and nonobjections of any Governmental Entity relating to the consummation of the Mergers and other transactions contemplated in this Agreement, including, without limitation, those related to any Permits.

“Related Employer” has the meaning set forth in Section 5.19(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, dumping, emptying, disposal, discharge or leaching into the indoor or outdoor environment.

“Release Date” has the meaning set forth in Section 2.12(c).

“Released Parties” has the meaning set forth in Section 7.7(a).

“Releasing Parties” has the meaning set forth in Section 7.7(a).

“Rep and Warranty Cap” has the meaning set forth in Section 10.4.

“Rule 144” has the meaning set forth in Section 4.5(d).

“SEC” has the meaning set forth in Section 4.5(c).

“Second Certificate of Merger” has the meaning set forth in Section 2.3(b).

“Second Effective Time” has the meaning set forth in Section 2.3(b).

“Second Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“S Election Effective Date” has the meaning set forth in Section 5.13(n).

“Special Representations” has the meaning set forth in Section 10.1.

“Stockholder” and “Stockholders” has the meaning set forth in the preamble to this Agreement.

“Stockholder Documents” has the meaning set forth in Section 4.1.

“Stockholder Fundamental Representations” has the meaning set forth in Section 10.1.

“Stockholder Indemnified Parties” has the meaning set forth in Section 10.2(b).

“Stockholder Representative” has the meaning set forth in Section 11.11(a).

“Stockholder Tax Return” has the meaning set forth in Section 7.4(c).

“Straddle Period” means any taxable period of the Company that begins on or before and ends after the Closing Date.

“Survival Period” has the meaning set forth in Section 10.1.

“Surviving Company” has the meaning set forth in Section 2.1.

“Target Net Working Capital” means an amount equal to One Million Three Hundred Twenty Thousand Four Hundred Fifty-Six Dollars ($1,320,456).

“Tax” or “Taxes” means any and all (a) federal, state, local and non-U.S. taxes, levies, duties and other assessments and governmental charges of a similar nature (whether imposed directly or through withholdings), including (i) income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes of any kind whatsoever, (ii) any obligations or required payments under any escheat, abandoned property or similar Law, and (iii) any interest, penalties and additions to tax applicable to any of the items above under this clause (a); (b) liability for payment of amounts described in clause (a) as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, by Contract or otherwise through operation of Law (including under Regulations Section 1.1502-6 or any similar provision of state, local or non-U.S. Law); and (c) liability for payment of amounts described in clauses (a) or (b) as a result of any Tax Sharing Agreement or any other express or implied agreement to indemnify any other person for amounts described in clauses (a) or (b).

“Tax Return” means any federal, state, local or foreign return, declaration, report, claim for refund or information return or statement filed or required to be filed with any Governmental Entity or depository, or required to be submitted to another Person, in connection with the determination, assessment, collection or payment of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement” means any written or unwritten agreement, arrangement or understanding existing at any time at or before the Closing that provides for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, with the principal purpose of determining any other Person’s Tax liability.

“Territory” has the meaning set forth in Section 7.3(a).

“Third Party Claim” has the meaning set forth in Section 10.3(a).

“Total Bonus Shares Amount” has the meaning set forth in Section 2.8.

“Trade Secrets” means any and all trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law) and proprietary business, technical and know-how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person, including databases and data collections.

“Trademarks” means any and all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world.

“Trading Day” means any day that the NASDAQ Capital Market is open for trading.

“Transfer Taxes” has the meaning set forth in Section 7.4(d).

“Unaudited Financial Statements” has the meaning set forth in Section 5.7(a).

“U.S.” means the United States.

“WARN Act” has the meaning set forth in Section 5.19(k).

ANNEX B

Schedule of Stockholders and Company Shares

ANNEX C

Notice Addresses

ANNEX D

Sample Net Working Capital Calculation

ANNEX E

Restricted Territory

EXHIBIT A

First Certificate of Merger

[Attached]

EXHIBIT B

Second Certificate of Merger

[Attached]

EXHIBIT C

Intentionally Omitted

EXHIBIT D

Letter of Transmittal

[Attached]

EXHIBIT E

Form of Dagley Employment Agreement

[Attached]

EXHIBIT F

Form of Marsh Employment Agreement

[Attached]

EXHIBIT G

Form of Smith Employment Agreement

[Attached]

EXHIBIT H

Form of Lock-up Agreement

[Attached]

EXHIBIT I

Form of Employee Confidentiality, Invention Assignment and Non-Solicitation Agreement

[Attached]

EXHIBIT J

Form of Accredited Investor Questionnaire

[Attached]